Exhibit 2.1
Execution Version

AGREEMENT AND PLAN OF MERGER
by and among
BP P.L.C.,
BP MIDSTREAM RTMS LLC,
BP MIDSTREAM PARTNERS HOLDINGS LLC,
BP MIDSTREAM PARTNERS GP LLC,
and
BP MIDSTREAM PARTNERS LP

December 19, 2021

i

ii

iii

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER, dated as of December 19, 2021 (this “Agreement”), is entered into by and among BP p.l.c., a public limited company incorporated under the laws of England and Wales (“Parent”), BP Midstream Partners Holdings LLC, a Delaware limited liability company and indirect wholly owned Subsidiary of Parent (“Holdings”), BP Midstream RTMS LLC, a Delaware limited liability company and a wholly owned Subsidiary of Holdings (“Merger Sub”), BP Midstream Partners LP, a Delaware limited partnership (the “Partnership”), and BP Midstream Partners GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”). Certain capitalized terms used in this Agreement are defined in Article I.
W I T N E S S E T H:
WHEREAS, each of BP Pipelines (North America) Inc., a Maine corporation and indirect and wholly owned Subsidiary of Parent (“Pipelines”), as sole member of Holdings and with the Parent’s support, and the Partnership wishes to effect a strategic business combination by means of a merger of Merger Sub with and into the Partnership (the “Merger”), with the Partnership surviving the Merger;
WHEREAS, the Conflicts Committee (the “Conflicts Committee”) of the Board of Directors of the General Partner (the “GP Board”), by unanimous vote, in good faith, has, among other things, (a) determined that the Transaction Documents and the transactions contemplated thereby, including the Merger, are not opposed to the interest of the Partnership or the Partnership Unaffiliated Unitholders, (b) approved the Transaction Documents and the transactions contemplated thereby, including the Merger (the foregoing constituting “Special Approval” as defined in the Partnership Agreement), (c) approved, on behalf of the GP Board, the Transaction Documents, the execution, delivery and performance of the Transaction Documents and the transactions contemplated thereby, including the Merger, and (d) directed, on behalf of the GP Board, that this Agreement and the transactions contemplated hereby, including the Merger, be submitted to a vote of the Limited Partners pursuant to Section 14.3 of the Partnership Agreement and authorized the Limited Partners to act by written consent pursuant to Section 13.11 of the Partnership Agreement;
WHEREAS, pursuant to Section 5.6(b) of the General Partner Company Agreement, Holdings has delivered to the General Partner its consent (the “Sole Member Consent”), in Holdings’ capacity as the sole member of the General Partner (Holdings, in such capacity, the “Sole Member”), pursuant to which the Sole Member has (a) determined that the Transaction Documents and the transactions contemplated thereby, including the Merger, are in the best interests of the Sole Member and the General Partner and (b) approved the execution, delivery and performance of the Transaction Documents and the transactions contemplated thereby, including the Merger, by the General Partner;
WHEREAS, the Board of Directors of Parent (the “Parent Board”), through its authorized delegates, has (a) determined that the forms, terms and provisions of the Transaction Documents and the transactions contemplated thereby, including the Merger and the issuance of Parent ADSs as consideration for the Merger (the “Parent Stock Issuance”), are most likely to promote the success of Parent for the benefit of its members as a whole and (b) authorized the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby, including the Merger and the Parent Stock Issuance, on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, Pipelines directly owns 100% of the issued and outstanding limited liability company interests in Holdings, and Pipelines, in its capacity as the sole member of Holdings, has

(a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Holdings and declared it advisable for Holdings to enter into this Agreement and consummate the Merger and (b) approved the adoption, execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger, by Holdings;
WHEREAS, Parent, Holdings and Pipelines and certain other wholly owned direct and indirect Subsidiaries of Parent have entered into an intra-group agreement on or around the date of this Agreement in relation to certain share issuances and capital contributions that will be made by wholly owned direct and indirect Subsidiaries of Parent in connection with the Parent Stock Issuance immediately following the Effective Time (the “Intra-Group Agreement”);
WHEREAS, Holdings directly owns 100% of the issued and outstanding limited liability company interests in Merger Sub, and Holdings, in its capacity as the sole member of Merger Sub, has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of Merger Sub and declared it advisable for Merger Sub to enter into this Agreement and consummate the Merger and (b) approved the adoption, execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger, by Merger Sub;
WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the parties’ willingness to enter into this Agreement, Holdings, as the record and beneficial owner of 56,956,712 Common Units, representing a Unit Majority, is entering into a support agreement, attached as Exhibit A, with the Partnership (the “Support Agreement”), pursuant to which and subject to the terms and conditions thereof, Holdings has agreed to deliver (or cause to be delivered) a written consent with respect to the Common Units it beneficially owns approving the adoption of the Merger, this Agreement and the transactions contemplated hereby in accordance with Section 14.3 and Section 13.11 of the Partnership Agreement; and
WHEREAS, immediately prior to Closing, Holdings will distribute to Pipelines and Pipelines will contribute to Amoco Pipeline Holding Company, a Delaware corporation and indirect, wholly owned Subsidiary of Parent (“Amoco”), 1,050,000 Common Units representing approximately 1.0% of the issued and outstanding Common Units, and Amoco shall be admitted as a Limited Partner of the Partnership at such time in accordance with the Partnership Agreement.
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the parties agree as follows:

ARTICLE I

DEFINED TERMS; CONSTRUCTION

Section 1.1Definitions. As used in this Agreement, the following terms have the meanings ascribed thereto below:
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided, however, that, except where otherwise expressly provided, for the purposes of this Agreement, none of the Partnership and its Subsidiaries, on the one hand, and Parent and all of its other Subsidiaries (including the General Partner, Holdings and Merger Sub), on the other hand, shall be considered to be Affiliates with respect to each other.
“Agreement” has the meaning set forth in the Preamble.
“Amoco” has the meaning set forth in the Recitals.
“Balance Sheet Date” means September 30, 2021.
“Benefit Plan” means (i) any “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, and (ii) any employment, consulting, severance, termination, retention, change of control, health, medical, dental, vision, cafeteria, disability, accident, insurance, vacation, paid-time-off, flex spending, perquisite, welfare fringe benefit, compensatory equity or equity-based, deferred compensation, profit sharing, retirement, pension, savings, termination and each other compensation or employee benefit plan, program, policy, agreement or arrangement.
“Book-Entry Units” has the meaning set forth in Section 3.2.
“BPHNAL” has the meaning set forth in Section 3.3(a).
“BPHNAL Shares” has the meaning ascribed to it in the Intra-Group Agreement.
“Business Day” means a day other than a Saturday, a Sunday or any other day on which the SEC or banks in New York, New York or London, England are authorized or required by applicable Laws to be closed.
“CA 2006” means the U.K. Companies Act 2006 and any statutory instruments made under it, and every statutory modification or re-enactment thereof for the time being in force.
“Cancellation” has the meaning set forth in Section 3.1(a).
“Certificate” has the meaning set forth in Section 3.2.
“Certificate of Merger” has the meaning set forth in Section 2.3.
“Closing” has the meaning set forth in Section 2.2.
“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.
“Common Unit” has the meaning set forth in the Partnership Agreement.
“Conflicts Committee” has the meaning set forth in the Recitals.
“Conflicts Committee Financial Advisor” has the meaning set forth in Section 4.15.
“Consent Statement/Prospectus” has the meaning set forth in Section 4.4.
“Contract” has the meaning set forth in Section 4.3(b).
“COVID-19” means SARS-CoV-2 or COVID-19, and any variants, evolutions, mutations or additional waves thereof or related or associated epidemics, pandemics or disease outbreaks.
“CREST” means the relevant system (as defined in the United Kingdom Uncertificated Securities Regulations 2001) in respect of which Euroclear UK & Ireland Limited is the Operator (as defined in such regulations) .
“Deposit Agreement” means that certain Second Amended and Restated Deposit Agreement, dated as of December 6, 2013, as amended on February 9, 2017 and March 27, 2020, by and between the Parent and JPMorgan Chase Bank, N.A., acting in its capacity as depositary (the “ADS Depository”), and all holders and beneficial owners of Parent ADSs.
“DLLCA” means the Delaware Limited Liability Company Act, as amended.
“DRULPA” means the Delaware Revised Uniform Limited Partnership Act, as amended.
“DTRs” means the disclosure guidance and transparency rules made by the FCA acting under Part VI of FSMA (as set out in the FCA Handbook published by the FCA).
“Effective Time” has the meaning set forth in Section 2.3.
“Enforceability Exceptions” has the meaning set forth in Section 4.3(a).
“Environmental Laws” means any Law relating to (i) pollution, the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or health and safety (to the extent related to exposure to Hazardous Substances), or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, Release or disposal of Hazardous Substances, in each case as in effect at the date of this Agreement.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” has the meaning set forth in Section 4.4.
“Exchange Agent” has the meaning set forth in Section 3.3(a).
“Exchange Fund” has the meaning set forth in Section 3.3(a).
“Exchange Ratio” has the meaning set forth in Section 3.1(a).
“FCA” means the United Kingdom Financial Conduct Authority.

“FERC” has the meaning set forth in Section 4.14(b).
“FPA” has the meaning set forth in Section 4.14(a).
“FSMA” means the U.K. Financial Services and Markets Act 2000.
“GAAP” means generally accepted accounting principles in the United States, as applied on a consistent basis.
“General Partner” has the meaning set forth in the Preamble.
“General Partner Company Agreement” means the First Amended and Restated Limited Liability Company Agreement of the General Partner, dated as of September 8, 2017, as may be amended, modified or supplemented from time to time.
“General Partner Interest” has the meaning set forth in the Partnership Agreement.
“Governmental Authority” means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.
“GP Board” has the meaning set forth in the Recitals.
“Hazardous Substance” means any substance, material or waste that is listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous or a “pollutant” or “contaminant” or words of similar meaning under any applicable Environmental Law that is otherwise regulated or for which liability or standards of care may be imposed under Environmental Laws, including without limitation petroleum or any fraction, derivative or byproduct thereof, natural gas, liquefied natural gas, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde foam insulation or polychlorinated biphenyls.
“Holdings” has the meaning set forth in the Preamble.
“ICA” has the meaning set forth in Section 4.14(a).
“IFRS” means the International Financial Reporting Standards as issued by the International Account Standards Board and as adopted by the European Union and the UK.
“Incentive Distribution Rights” has the meaning set forth in the Partnership Agreement.
“Indemnified Person” means any Person who is now, or has been or becomes at any time prior to the Effective Time, an officer, director or employee of the Partnership, the General Partner or any of their respective Subsidiaries and also with respect to any such Person, in their capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with Parent or the Partnership, as applicable) serving at the request of or on behalf of the Partnership, the General Partner or any of their respective Subsidiaries, as applicable, and together with such Person’s heirs, executors or administrators.
“Intra-Group Agreement” has the meaning set forth in the Recitals.
“Laws” or “Law” has the meaning set forth in Section 4.8(a).

“Liens” has the meaning set forth in Section 4.1(c).
“Limited Partner” has the meaning set forth in the Partnership Agreement.
“Listing Applications” has the meaning set forth in Section 6.10(a).
“Listing Rules” means the listing rules made by the FCA pursuant to Part VI of the FSMA and contained in the FCA’s publication of the same name.
“London Applications” has the meaning set forth in Section 6.10(a).
“LSE” means the London Stock Exchange.
“MAR” means Regulation (EU) No 596/2014 on market abuse, as it forms part of UK law by virtue of the European Union (Withdrawal) Act 2018, as amended.
“Material Adverse Effect” means, when used with respect to a Person, any change, condition, circumstance, effect, event, development, state of facts or occurrence that, individually or in the aggregate, (x) has a material adverse effect on the business, operations, assets, liquidity, condition (financial or otherwise) or results of operations of such Person and its Subsidiaries, taken as a whole, or (y) prevents or materially impedes, interferes with or hinders a party’s ability to consummate the transactions contemplated hereby, including the Merger and the Parent Stock Issuance, on or before the Outside Date; provided, however, that, with respect to clause (x), any adverse changes, conditions, circumstances, effects, events, developments, states of facts or occurrences arising out of, attributable to, resulting from or due to any of the following shall be disregarded in determining whether there has been a Material Adverse Effect: changes, conditions, circumstances, effects, events, developments, states of facts or occurrences generally affecting the economy, the financial or capital markets or political, legislative or regulatory conditions or changes in the industries in which such Person operates;  the announcement or pendency of this Agreement or the transactions contemplated by this Agreement, including the initiation of litigation by any Person with respect to this Agreement and the transactions contemplated hereby, or, except specifically for purposes of determining whether there is a breach of the representations and warranties made by the applicable parties in Section 4.3(b) and Section 5.3(b) and the satisfaction of the closing conditions set forth in Section 7.2(a) and Section 7.3(a) with respect to such representations and warranties, the taking of any action expressly permitted or expressly contemplated by this Agreement; any change in the market price or trading volume of the limited partner interests, shares of common stock or other equity securities of such Person or the credit rating of such Person (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect);  acts of war, terrorism (including domestic terrorism) or other hostilities (or the escalation of the foregoing), whether or not pursuant to the declaration of a national emergency or war or natural disasters or other force majeure events not set forth in clause (v); cyberterrorism, hacking, ransomware or any other electronic attack, sabotage, pandemics (including COVID-19) or epidemics; changes in any applicable Laws or regulations applicable to such Person or applicable accounting regulations or principles or the interpretation thereof; any Proceedings commenced by or involving any current or former member, partner or stockholder of such Person or any of its Subsidiaries arising out of or related to this Agreement or the transactions contemplated by this Agreement; changes, effects, events or occurrences generally affecting the prices of oil, natural gas or other carbon-based sources of energy or power; any failure of a Person to meet any internal or external projections, budgets, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); and (ix) with respect to Parent only, any effect to the extent resulting from a change, condition, circumstance, effect, event, development, states of facts or occurrence that has a Material Adverse Effect on the Partnership and its Subsidiaries; provided, however, that changes, conditions, circumstances, effects, events, developments, state of facts or occurrences referred to in clauses (i), (iv), (vi) and (viii) above shall be considered for purposes of determining whether there has been a Material Adverse Effect if and to the extent such changes, conditions, circumstances, effects, events, developments, states of facts or occurrences have had a disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, as compared to other companies of similar size operating in the industries and in the geographic markets in which such Person and its Subsidiaries operate.
“Maximum Amount” has the meaning set forth in Section 6.6(b).
“Merger” has the meaning set forth in the Recitals.
“Merger Consideration” has the meaning set forth in Section 3.1(a).
“Merger Sub” has the meaning set forth in the Preamble.
“NGA” has the meaning set forth in Section 4.14(a).
“NGPA” has the meaning set forth in Section 4.14(a).
“Non-Operated Joint Ventures” means Caesar Oil Pipeline Company, LLC, Cleopatra Gas Gathering Company, LLC, Proteus Oil Pipeline Company, LLC, Endymion Oil Pipeline Company, LLC, Mars Oil Pipeline Company, LLC, and Ursa Oil Pipeline Company, LLC.
“NYSE” means the New York Stock Exchange.
“NYSE Listing Application” has the meaning set forth in Section 6.10(a).
“Official List” is the list maintained by the FCA in accordance with Section 74(1) of the FSMA for the purposes of Part VI of the FSMA.
“OCSLA” has the meaning set forth in Section 4.14(a).
“Organizational Documents” means any charter, certificate of incorporation, articles of association, bylaws, operating agreement, agreement of limited partnership, limited liability company agreement or similar formation or governing documents and instruments.
“Outside Date” has the meaning set forth in Section 8.1(b)(i).
“Parent” has the meaning set forth in the Preamble.
“Parent ADS” means an American depositary share of Parent representing a beneficial interest in six newly issued Parent Ordinary Shares.
“Parent Benefit Plan” means any Benefit Plan maintained, sponsored or administered by Parent or any of its Subsidiaries (excluding the General Partner, the Partnership or any of their respective Subsidiaries) for the benefit of their respective current or former employees, independent contractors and directors (and their respective beneficiaries), other than any statutory plan, program or arrangement that is required by applicable Laws, other than the Laws of the United States, and maintained by any Governmental Authority. For the avoidance of doubt, no Partnership Benefit Plan is a Parent Benefit Plan.
“Parent Board” has the meaning set forth in the Recitals.
“Parent Disclosure Schedule” has the meaning set forth in the introductory paragraph of Article V.
“Parent Equity Awards” means collectively, the stock options, stock appreciation rights, restricted stock units, deferred stock units, performance awards, performance stock or performance share units, stock or share units, phantom stock or other awards relating to Parent Ordinary Shares granted under or governed by the Parent Equity Plans.
“Parent Equity Plans” means all plans or arrangements of Parent providing for or governing the grant, exercise or settlement of awards of Parent Ordinary Shares or cash settlement of awards valued, in whole or in part, by reference to Parent Ordinary Shares, or otherwise relating thereto.
“Parent Expense Reimbursement” has the meaning set forth in Section 8.3(a).
“Parent Material Adverse Effect” has the meaning set forth in Section 5.1(a).
“Parent Non-SEC Documents” has the meaning set forth in Section 5.5(a).
“Parent Ordinary Shares” means the ordinary shares, par value $0.25 per share, of Parent.
“Parent Organizational Document” means the Memorandum and Articles of Association of Parent, effective May 21, 2018.
“Parent Public Documents” has the meaning set forth in Section 5.5(a).
“Parent SEC Documents” has the meaning set forth in Section 5.5(a).
“Parent Shares” means the Parent Ordinary Shares and Parent ADSs.
“Parent Stock Issuance” has the meaning set forth in the Recitals.
“Parent Stockholders” means the holders of the outstanding Parent Shares as of the date hereof.
“Partnership” has the meaning set forth in the Preamble.
“Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of October 30, 2017, as may be amended, modified or supplemented from time to time.
“Partnership Benefit Plan” means any Benefit Plan maintained, sponsored or administered by the General Partner, Holdings, the Partnership or any of their respective Subsidiaries for the benefit of the Partnership Service Providers, other than any statutory plan, program or arrangement that is required by applicable Laws, other than the Laws of the United States, and maintained by any Governmental Authority. For the avoidance of doubt, no Parent Benefit Plan is a Partnership Benefit Plan.

“Partnership Disclosure Schedule” has the meaning set forth in the introductory paragraph to Article IV.
“Partnership Expense Reimbursement” has the meaning set forth in Section 8.3(b).
“Partnership Interest” has the meaning set forth in the Partnership Agreement.
“Partnership Leased Real Property” has the meaning set forth in Section 4.13(a).
“Partnership Long-Term Incentive Plan” means the BP Midstream Partners LP 2017 Long-Term Incentive Plan, including any amendment and/or amendment and restatement thereof, and any other plans or arrangements of the Partnership or the General Partner providing for the grant of awards of Common Units or cash settled awards valued, in whole or in part, by reference to Common Units, or otherwise relating thereto.
“Partnership LTIP Awards” means, collectively, the Partnership Phantom Units and any other awards issued under a Partnership Long-Term Incentive Plan.
“Partnership Material Adverse Effect” has the meaning set forth in Section 4.1(a).
“Partnership Material Contract” means any Contract (whether written or oral) that would be required to be filed with the SEC by the Partnership as an exhibit under Item 601(b)(10) of Regulation S-K.
“Partnership Owned Real Property” has the meaning set forth in Section 4.13(a).
“Partnership Permitted Lien” means (i) any Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet delinquent, being contested in good faith and for which adequate accruals or reserves have been established, (B) that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (C) arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (D) not created by the Partnership or its Subsidiaries that affect the underlying fee interest of a Partnership Leased Real Property, (E) that is disclosed on the most recent consolidated balance sheet of the Partnership included in the Partnership SEC Documents or notes thereto or securing liabilities reflected on such balance sheet, (F) arising under or pursuant to the Partnership Organizational Documents or the organizational documents of any Subsidiary of the Partnership, (G) resulting from any facts or circumstances relating to Parent or its affiliates, or (H) that does not and would not reasonably be expected to materially impair the continued use of a Partnership Owned Real Property or a Partnership Leased Real Property as currently operated; (ii) grants to others of Rights-of-Way, surface leases, crossing rights and amendments, modifications, and releases of Rights-of-Way, easements and surface leases in the ordinary course of business; or (iii) with respect to Rights-of-Way, restrictions on the exercise of any of the rights under a granting instrument that are set forth therein or in another executed agreement, that is of public record or to which the Partnership or any of its Subsidiaries otherwise has access, between the parties thereto.
“Partnership Permits” means all Permits necessary for the Partnership and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted, including all such Permits relating to the transportation of oil, natural gas or water.
“Partnership Phantom Unit” means an unvested Common Unit issued under the Partnership Long-Term Incentive Plan.

“Partnership Real Property Leases” has the meaning set forth in Section 4.13(a).
“Partnership Revolving Credit Facility” means that certain Short Term Credit Facility Agreement, dated as of October 30, 2017, by and among the Partnership, as the borrower, and North America Funding Company, an affiliate of Parent, as lender, as amended by that certain First Amendment to the Short Term Credit Facility Agreement, dated as of February 24, 2020, as it may be further amended, modified or supplemented from time to time.
“Partnership SEC Documents” has the meaning set forth in Section 4.5(a).
“Partnership Service Providers” means all of the employees, individual consultants and individual independent contractors that perform services for or on behalf of the Partnership and its Subsidiaries.
“Partnership Unaffiliated Unitholders” means holders of Common Units other than Parent, Pipelines, Holdings, Amoco, the General Partner and their respective Affiliates.
“Partnership Unitholders” means holders of Common Units.
“Permits” means all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority.
“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.
“Pipelines” has the meaning set forth in the Recitals.
“Proceeding” means any actual claim or claim threatened in writing (including a claim of a violation of Law), action, audit, demand, suit, proceeding, investigation or other proceeding at law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative, arbitral or otherwise and whether or not such claim, action, audit, demand, suit, proceeding, investigation or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.
“PRR” means the prospectus regulation rules made by the FCA, as amended, and includes the Prospectus Regulation.
“Prospectus Regulation” means Regulation (EU) 2017/1129 and the delegated implementing acts and technical standards thereunder as such legislation forms part of UK law by virtue of the European Union (Withdrawal) Act 2018, as amended.
“Public Common Unit” has the meaning set forth in Section 3.1(a).
“PUHCA” has the meaning set forth in Section 4.14(a).
“Registration Statement” has the meaning set forth in Section 4.10.
“Release” means any release, spill, emission, leaking, pumping, pouring, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Substances into or through the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, or groundwater.
“Representatives” has the meaning set forth in Section 4.19.
“Requisite Partnership Approval” has the meaning set forth in Section 4.3(a).
“Restraints” has the meaning set forth in Section 7.1(b).
“Rights” means, with respect to any Person, options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating such Person (or the general partner of such Person) to issue, transfer or sell, or to cause the issuance, transfer or sale of, any partnership or other equity interest in such Person or any of its Subsidiaries or any securities convertible into or exchangeable for such partnership interests or equity interests, or contractual obligations of such Person (or the general partner of such Person) to repurchase, redeem or otherwise acquire, or to cause the repurchase, redemption or other acquisition of, any partnership interest or other equity interest in such Person or any of its Subsidiaries or any such securities or agreements listed in clause (i) of this definition.
“Rights-of-Way” means easements, licenses, rights-of-way, permits, servitudes, leasehold estates, instruments creating an interest in real property, and other similar real estate interests.
“Sarbanes-Oxley Act” has the meaning set forth in Section 4.5(a).
“SEC” means the Securities and Exchange Commission.
“Securities Act” has the meaning set forth in Section 4.1(c).
“Sole Member” has the meaning set forth in the Recitals.
“Sole Member Consent” has the meaning set forth in the Recitals.
“Subsidiary” when used with respect to any Person, means any Person of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or in the case of a partnership, more than 50% of the general partner interests, or in the case of a limited liability company, more than 50% of the ownership interests in the managing member) are, as of such date, owned by such Person or one or more Subsidiaries of such Person; provided, however, that, except where otherwise expressly provided, for the purposes of this Agreement, the Partnership and its Subsidiaries shall not be considered Subsidiaries of Parent or Holdings; provided, further, that each of the Non-Operated Joint Ventures shall be considered a Subsidiary of the Partnership for the purposes of this Agreement.
“Support Agreement” has the meaning set forth in the Recitals.
“Surviving Entity” has the meaning set forth in Section 2.1.
“Takeover Laws” has the meaning set forth in Section 4.3(a).
“Tax” or “Taxes” means any and all federal, state, local or foreign or provincial taxes, charges, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and similar charges, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto.
“Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).
“Transaction Documents” means, collectively, this Agreement and the Support Agreement, including all exhibits, annexes and schedules thereto.
“UKBA” means the United Kingdom Bribery Act of 2010.
“Unit Majority” has the meaning set forth in the Partnership Agreement.
“Willful Breach” has the meaning set forth in Section 8.2.
“Written Consent” means approval of this Agreement and the transactions contemplated hereby, including the Merger, by written consent of the holders of a number of Common Units constituting a Unit Majority, without a meeting in accordance with Section 13.11 and Section 14.3 of the Partnership Agreement.
Section 1.2Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement will be interpreted in accordance with the following provisions:
(a)the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;
(b)examples are not to be construed to limit, expressly or by implication, the matter they illustrate;
(c)the word “including” and its derivatives means “including without limitation” and is a term of illustration and not of limitation;
(d)all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings;
(e)the word “or” is not exclusive and has the inclusive meaning represented by the phrase “and/or”;
(f)the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends, and such phrase shall not mean simply “if”;
(g)a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;
(h)all references to prices, values or monetary amounts refer to United States dollars;

(i)wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders;
(j)this Agreement has been jointly prepared by the parties, and this Agreement will not be construed against any Person as the principal draftsperson of this Agreement and no consideration may be given to any fact or presumption that any party had a greater or lesser hand in drafting this Agreement;
(k)each covenant, term and provision of this Agreement will be construed simply according to its fair meaning; prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement will not be used as an aid of construction or otherwise constitute evidence of the intent of the parties and no presumption or burden of proof will arise favoring or disfavoring any party hereto by virtue of such prior drafts;
(l)the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;
(m)any references herein to a particular Section, Article or Schedule means a Section or Article of, or Schedule to, this Agreement unless otherwise expressly stated herein;
(n)the Schedules attached hereto are incorporated herein by reference and will be considered part of this Agreement;
(o)unless otherwise specified herein, references to any statute, listing rule, rule, standard, regulation or other Law include a reference to the corresponding rules and regulations and each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time;
(p)unless otherwise specified herein, all accounting terms used herein will be interpreted, and all determinations with respect to accounting matters hereunder will be made, in accordance with GAAP or IFRS, as applicable, and in each case applied on a consistent basis;
(q)all references to days mean calendar days unless otherwise provided; and
(r)except as otherwise noted, all references to time mean Houston, Texas time.

ARTICLE II

THE MERGER

Section 2.1The Merger and Surviving Entity. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DRULPA and the DLLCA, at the Effective Time, Merger Sub shall merge with and into the Partnership, the separate existence of Merger Sub shall cease and the Partnership shall survive and continue to exist as a Delaware limited partnership (the Partnership as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”).
Section 2.2Closing. Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at the offices of Baker Botts L.L.P., 910 Louisiana St., Suite 3200, Houston, Texas 77002 at 8:00 A.M., Houston, Texas time, on the third Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place and at such later date and time as the Partnership and Holdings shall agree. The date on which the Closing actually occurs is referred to as the “Closing Date.”
Section 2.3Effective Time. Subject to the provisions of this Agreement, at the Closing, the parties hereto will cause a certificate of merger, executed in accordance with the relevant provisions of the Partnership Agreement, the DRULPA and the DLLCA (the “Certificate of Merger”), to be duly filed with the Secretary of State of the State of Delaware. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date and time as may be agreed by the Partnership and Parent in writing and specified in the Certificate of Merger (the effective time of the Merger being hereinafter referred to as the “Effective Time”).
Section 2.4Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Partnership Agreement and the applicable provisions of the DRULPA and the DLLCA.
Section 2.5Organizational Documents of the Surviving Entity; Directors and Officers of the General Partner. At the Effective Time, (i) the certificate of limited partnership of the Partnership as in effect immediately prior to the Effective Time shall remain unchanged and shall be the certificate of limited partnership of the Surviving Entity from and after the Effective Time, until duly amended in accordance with applicable Laws and (ii) the Partnership Agreement as in effect immediately prior to the Effective Time shall remain unchanged and shall be the agreement of limited partnership of the Surviving Entity, from and after the Effective Time until duly amended in accordance with the terms thereof, applicable Laws and Section 6.6. The name of the Surviving Entity shall be “BP Midstream Partners LP.”
Section 2.6Continuation as Partner. At the Effective Time, (a) Holdings and Amoco will continue as Limited Partners of the Partnership, (b) the General Partner shall continue as the holder of the General Partner Interest, (c) the General Partner will continue to hold the Incentive Distribution Rights and (d) the Partnership (as the Surviving Entity) will continue without dissolution.

ARTICLE III

MERGER CONSIDERATION; EXCHANGE PROCEDURES

Section 3.1Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Holdings, Merger Sub, the Partnership, the General Partner or any holder of Parent securities or Partnership securities or any other Person:
(a)Conversion and Cancellation of Common Units. Subject to Section 3.1(c), Section 3.3(d) and Section 3.5, each Common Unit (other than Common Units owned by Parent and its Subsidiaries, including Holdings and Amoco, immediately prior to the Effective Time) (each, a “Public Common Unit”) issued and outstanding as of immediately prior to the Effective Time shall be converted into, and shall thereafter represent only, the right to receive 0.575 Parent ADSs (the “Merger Consideration” and such ratio, the “Exchange Ratio”), subject to Section 3.3(d) with respect to fractional Parent ADSs and subject to adjustment in accordance with Section 3.5, and following such conversion, shall be automatically cancelled and cease to exist (“Canceled” or the “Cancellation”). The Parent ADSs will be duly authorized, validly issued, fully paid and non-assessable in accordance with applicable Laws.
(b)Equity of Merger Sub. The limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into a number of Common Units of the Surviving Entity equal to the number of Public Common Units Canceled in exchange for the right to receive the Merger Consideration pursuant to Section 3.1(a).
(c)Treatment of Partnership Owned Units and Parent Owned Partnership Interests.
(i)Any Partnership Interests that are owned immediately prior to the Effective Time by the Partnership or any Subsidiary of the Partnership shall be automatically canceled at the Effective Time and shall cease to exist. No consideration will be delivered in exchange for such cancellation.
(ii)The Partnership Interests, including the General Partner Interest and the Incentive Distribution Rights, that are owned immediately prior to the Effective Time by Parent or any Subsidiary of Parent, including Holdings and Amoco, shall not be canceled, shall not entitle the holder thereof to receive the Merger Consideration, and shall remain outstanding as Partnership Interests in the Surviving Entity.
(d)Books and Records of the Partnership. The books and records of the Partnership shall be revised to reflect (i) the Cancellation of all Public Common Units and the right to receive the Merger Consideration in accordance with Section 3.1 and Section 3.2, (ii) the conversion of the limited liability company interests in Merger Sub in accordance with Section 3.1(b) and (iii) the cancellation of any Partnership Interests that are owned by the Partnership or any Subsidiary of the Partnership in accordance with Section 3.1(c)(i).
Section 3.2Rights as Partnership Unitholders; Common Unit Transfers. All Public Common Units Canceled in exchange for the right to receive the Merger Consideration as a result of and pursuant to the Merger pursuant to Section 3.1(a) will cease to be Outstanding (as such term is defined in the Partnership Agreement). At the Effective Time, each holder of a certificate that immediately prior to the Effective Time represented Public Common Units (a “Certificate”) and each holder of non-certificated Public Common Units represented by book-entry immediately prior to the Effective Time (“Book-Entry Units”) will cease to have any rights with respect thereto or thereunder, except the right to receive (a) the Merger Consideration, (b) any dividend or distribution in accordance with Section 3.3(c), in each case to be issued or paid, without interest, in consideration therefor upon surrender of such Certificate or Book-Entry Units in accordance with Section 3.3, and (c) any distribution in respect of the Common Units with a record date occurring prior to the Effective Time that may have been declared by the Partnership on the Common Units in accordance with the terms of this Agreement and the Partnership Agreement and which remains unpaid at the Effective Time. At the Effective Time, the transfer books of the Partnership will be closed immediately and there will be no further registration of transfers on the transfer books of the Partnership with respect to Common Units.
Section 3.3Exchange of Certificates and Book-Entry Units.
(a)Exchange Agent. Prior to the Effective Time, Parent will appoint an exchange and payment agent hereunder reasonably acceptable to the Partnership for the purpose of exchanging Public Common Units for the Merger Consideration as required by this Article III (the “Exchange Agent”). As of the Effective Time, in consideration of the Cancellation and the issuance to Parent by its wholly owned direct Subsidiary, BP Holdings North America Ltd. (“BPHNAL”), of the BPHNAL Shares in accordance with and pursuant to the Intra-Group Agreement, Parent shall allot and deposit under the Deposit Agreement such number of Parent Ordinary Shares required to represent the Parent ADSs issuable pursuant to Section 3.1(a). Promptly after the Effective Time but on the Closing Date, Parent will deposit, or cause to be deposited, with the Exchange Agent for the benefit of the holders of the applicable Public Common Units, for exchange in accordance with this Article III, through the Exchange Agent, American depositary receipts evidencing (or evidence of Parent ADSs in book-entry form representing) the Parent ADSs issuable under this Article III in exchange for Public Common Units. Parent agrees to make available, or cause to be made available, to the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends or other distributions pursuant to Section 3.3(c), without interest. Any dividends or other distributions with respect to Parent ADSs pursuant to Section 3.3(c) and evidence of Parent ADSs in book-entry form for payment of the Merger Consideration deposited with the Exchange Agent are hereinafter referred to as the “Exchange Fund.” The Exchange Agent will, pursuant to irrevocable instructions from Parent and the Partnership, deliver the Merger Consideration contemplated to be issued or paid pursuant to this Agreement out of the Exchange Fund. Except as contemplated by Section 3.3(b) and Section 3.3(c), the Exchange Fund will not be used for any other purpose.
(b)Exchange Procedures. Promptly after the Effective Time, Parent will instruct the Exchange Agent to mail to each record holder of Public Common Units as of the Effective Time (i) a letter of transmittal (specifying that in respect of certificated Public Common Units, delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Exchange Agent, and which will be in customary form and agreed to by Parent and the Partnership prior to the Effective Time) and (ii) instructions (in customary form and agreed to by Parent and the Partnership prior to the Effective Time) for use in effecting the surrender of the Certificates or Book-Entry Units in exchange for the Merger Consideration payable in respect of Public Common Units represented by such Certificates or Book-Entry Units, as applicable. Promptly after the Effective Time, upon surrender of Certificates, if any, for cancellation to the Exchange Agent together with such letters of transmittal, properly completed and duly executed, and such other documents (including in respect of Book-Entry Units) as may be reasonably required pursuant to such instructions, each holder who held Public Common Units immediately prior to the Effective Time will be entitled to receive upon surrender of the Certificates or Book-Entry Units therefor (subject to any applicable withholding Tax) (A) Parent ADSs representing, in the aggregate, the whole number of Parent ADSs that such holder has the right to receive pursuant to this Article III (after taking into account all Public Common Units then held by such holder) and (B) a check in an amount equal to the aggregate amount of cash that such holder has the right to receive pursuant to this

Article III, including dividends or other distributions pursuant to Section 3.3(c). No interest will be paid or accrued on any dividends or other distributions payable pursuant to Section 3.3(c). In the event of a transfer of ownership of Public Common Units that is not registered in the transfer records of the Partnership, the Merger Consideration payable in respect of such Public Common Units may be paid to a transferee if the Certificate representing such Public Common Units or evidence of ownership of the Book-Entry Units is presented to the Exchange Agent, and in the case of both certificated and book-entry Public Common Units, accompanied by all documents reasonably required to evidence and effect such transfer, and the Person requesting such exchange will pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the delivery of the Merger Consideration in any name other than that of the record holder of such Public Common Units, or will establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable. Until all such required documentation has been delivered and Certificates, if any, have been surrendered as contemplated by this Section 3.3(b), each Certificate or Book-Entry Unit will be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration upon such delivery and surrender, and any cash or dividends or other distributions to which such holder is entitled pursuant to Section 3.3(c), if any.
(c)Distributions with Respect to Unexchanged Public Common Units. No dividends or other distributions with respect to Parent ADSs issued in the Merger shall be paid to the holder of any unsurrendered Certificates or Book-Entry Units until such Certificates or Book-Entry Units are surrendered as provided in this Section 3.3. Following such surrender, subject to the effect of escheat, Tax or other applicable Laws, there shall be paid, without interest, to the record holder of the Parent ADSs issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of any such Parent ADSs with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such Parent ADSs with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of Parent ADSs, all Parent ADSs to be issued pursuant to the Merger shall be entitled to dividends and other distributions pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.
(d)No Fractional Parent ADSs. No certificates or scrip for Parent ADSs representing fractional Parent ADSs or book entry credit of the same will be issued upon the surrender of Public Common Units outstanding immediately prior to the Effective Time in accordance with Section 3.3(b), and such fractional interests will not entitle the owner thereof to vote or to have any rights as a holder of any Parent ADSs. Notwithstanding any other provision of this Agreement, in lieu of receiving any fraction of a Parent ADS, all fractions of Parent ADSs to which a holder of Public Common Units received the right to receive the Merger Consideration in the Merger would otherwise have been entitled shall be aggregated and the resulting fraction of a Parent ADS will be rounded up to a whole Parent ADS.
(e)No Further Rights in Public Common Units. The Merger Consideration issued upon conversion and Cancellation of a Public Common Unit in accordance with the terms hereof will be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Public Common Unit (other than any distribution in respect of the Common Units with a record date occurring prior to the Effective Time that may have been declared by the Partnership on the Common Units in accordance with the terms of this Agreement and the Partnership Agreement and which remains unpaid at the Effective Time).
(f)Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Public Common Units on the one year anniversary of the Effective Time will be delivered to Parent upon demand by Parent and, from and after such delivery, any former holders of Public Common Units who have not theretofore complied with this Article III will thereafter look only to Parent for the Merger Consideration payable in respect of such Public Common Units or any dividends or other distributions with respect to Parent ADSs to which they are entitled pursuant to Section 3.1 or Section 3.3(c), respectively, in each case, without any interest thereon. Any amounts remaining unclaimed by holders of Public Common Units immediately prior to such time as such amounts would otherwise escheat to or become the property of any Governmental Authority will, to the extent permitted by applicable Law, become the property of Parent. Without limitation of the foregoing, after the date that is the one year anniversary of the Effective Time, any amounts remaining unclaimed by holders of Public Common Units will become the property of Parent, subject to the legitimate claims of any Person previously entitled thereto hereunder or under abandoned property, escheat or similar Laws. Notwithstanding anything in this Agreement to the contrary, none of Parent, Holdings, the Partnership, Merger Sub, the Surviving Entity, the General Partner, the Exchange Agent, or any other Person shall be liable to any former holder of Public Common Units for any amount properly delivered to a public official pursuant to any abandoned property, escheat or similar Law.
(g)Lost, Stolen or Destroyed Certificates. If any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of an indemnity agreement or a bond, in a customary amount, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate and affidavit the Merger Consideration payable in respect of Public Common Units represented by such Certificate as contemplated by this Article III and pay any dividends and other distributions pursuant to Section 3.3(c).
(h)Withholding Taxes. Each of Parent, Holdings, Merger Sub, the Surviving Entity and the Exchange Agent, as applicable, are entitled to deduct and withhold from any amounts, including the Merger Consideration, payable pursuant to this Agreement to any Person such amounts as Parent, Holdings, Merger Sub, the Surviving Entity or the Exchange Agent, as applicable, reasonably deems it is required to deduct and withhold under the Code or any provision of state, local, or foreign Tax Law, with respect to the making of such payment. Such deduction and withholding may be taken in securities, in which case Parent, Holdings, Merger Sub, the Surviving Entity or the Exchange Agent, as applicable, shall be treated as having sold such securities for an amount of cash equal to the fair market value of such securities at the time of such deemed sale. To the extent that deducted and withheld amounts (including deemed proceeds from the deemed sale of securities) are paid over to the appropriate Governmental Authority, such amounts (including securities) will be treated for all purposes of this Agreement as having been paid or issued to the Person in respect of whom such deduction and withholding was made.
(i)Book Entry Shares. All Parent ADSs to be issued in the Merger will be issued in book-entry form, without physical certificates.
Section 3.4No Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.
Section 3.5Anti-Dilution Provisions. Notwithstanding any provision of this Article III to the contrary, if between the date of this Agreement and the Effective Time the number of outstanding Common Units, Parent ADSs or Parent Ordinary Shares shall have been changed into a different number of units or shares or a different class or series by reason of any subdivisions, reclassifications, splits, share distributions, combinations or exchanges of Common Units, Parent ADSs or Parent Ordinary Shares, as applicable, then the Merger Consideration, the Exchange Ratio and any other similar dependent item, as applicable, will be correspondingly adjusted to provide to the holders of Public Common Units the same economic effect as contemplated by this Agreement prior to such event; provided, however, that nothing in this Section 3.5 shall be deemed to permit or authorize any party hereto to effect any such change that it is not otherwise authorized or permitted to be undertaken pursuant to this Agreement.
Section 3.6Treatment of Awards. Prior to the Effective Time, Parent, the General Partner and the Partnership shall take all action as may be necessary or required in accordance with applicable Law and the Partnership Long-Term Incentive Plan (including the award agreements in respect of awards granted thereunder) to give effect to this Section 3.6 as follows: as of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Partnership LTIP Award that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any such Partnership LTIP Awards, cease to relate to or represent a right with respect to Common Units and shall be converted into the right to receive the Merger Consideration, except that the number of the Parent ADSs issued shall be equal to the number of Common Units subject to the corresponding Partnership LTIP Award multiplied by the Exchange Ratio, rounded up to the nearest whole unit. The Parent ADSs issued as the Merger Consideration will be subject to adjustment in accordance with Section 3.5, and will be duly authorized, validly issued, fully paid and non-assessable in accordance with applicable Laws. With respect to each Partnership LTIP Award, any distribution or distribution equivalent amounts accrued but unpaid as of the Closing will be paid to the holder within 30 days of the Closing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP AND THE GENERAL PARTNER

Except as disclosed in (a) the Partnership SEC Documents filed with or publicly furnished to the SEC prior to the date of this Agreement (but excluding any disclosure contained in any such Partnership SEC Documents under the heading “Risk Factors” or “Cautionary Statements” or similar heading (other than any factual information contained within such headings, disclosure or statements)) or (b) the disclosure letter delivered by the Partnership to Parent (the “Partnership Disclosure Schedule”) prior to the execution of this Agreement (provided, that (i) any disclosure in any section of such Partnership Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Partnership Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Partnership Material Adverse Effect), each of the Partnership and the General Partner, jointly and severally, represent and warrant to Parent, Holdings and Merger Sub as follows; provided that the representations and warranties set forth in Section 4.5(c), Section 4.6(b), Section 4.7, Section 4.8, Section 4.9, Section 4.11, Section 4.12, Section 4.13, Section 4.14 and Section 4.17 to the extent applicable to the Non-Operated Joint Ventures are to the knowledge of the Partnership:
Section 4.1Organization, Standing and Power.
(a)Each of the Partnership, the General Partner and their respective Subsidiaries is a legal entity duly incorporated, formed or organized, validly existing and in good standing under the applicable Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite corporate, limited liability company, partnership or other applicable entity power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so incorporated, formed, organized or existing (other than with respect to the Partnership or the General Partner) or in good standing or to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Partnership (a “Partnership Material Adverse Effect”).
(b)Each of the Partnership and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.
(c)All of the outstanding shares of capital stock, limited liability company interests, partnership interests or other equity interests in, each Subsidiary of the Partnership that are owned directly or indirectly by the Partnership have been duly authorized and validly issued in accordance with the Organizational Documents of each such entity (in each case as in effect on the date of this Agreement and on the Closing Date) and are fully paid (in the case of an interest in a limited liability company or limited partnership, to the extent required under the Organizational Documents of such entity) and nonassessable (in the case of an interest in a limited liability company, except as such nonassessability may be affected by Sections 18-607 and 18-804 of the DLLCA, and in the case of an interest in a limited partnership, except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA) and are owned free and clear of all material liens, pledges, charges, mortgages, encumbrances, options, rights of first refusal or other preferential purchase rights, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such voting or transfer restrictions as set forth in the Organizational Documents of such Subsidiary and for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and the “blue sky” Laws of the various states of the United States) (collectively, “Liens”).
(d)The Partnership has made available to Parent correct and complete copies of its Organizational Documents and correct and complete copies of the Organizational Documents of each of its Subsidiaries, in each case as amended to the date of this Agreement. All such Organizational Documents are in full force and effect and the Partnership and each of its Subsidiaries is not in violation of any of their provisions in any material respect.
Section 4.2Capitalization.
(a)The authorized equity interests of the Partnership consist of Common Units, the General Partner Interest and the Incentive Distribution Rights. As of December 17, 2021, the issued and outstanding limited partner interests and general partner interests of the Partnership consisted of (i) 104,794,540 Common Units, (ii) the General Partner Interest and (iii) the Incentive Distribution Rights. The Partnership has reserved 5,502,271 Common Units for issuance pursuant to the Partnership Long-Term Incentive Plan, of which, as of December 17, 2021, 18,534 Common Units are subject to outstanding Partnership LTIP Awards, and 5,440,267 Common Units are available for issuance in connection with future grants of awards under the Partnership Long-Term Incentive Plan. From December 17, 2021 until the date of this Agreement, no additional limited partner interests or general partner interests of the Partnership have been issued, other than Common Units issued in connection with or pursuant to the Partnership Long-Term Incentive Plan. The General Partner is the sole general partner of the Partnership and owns the General Partner Interest and the Incentive Distribution Rights free and clear of any Lien, and the General Partner Interest and the Incentive Distribution Rights have been duly authorized and validly issued in accordance with the Partnership Agreement. All outstanding equity interests of the Partnership (excluding the General Partner Interest) are, and all Common Units issuable pursuant to the Partnership LTIP Awards, when issued in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the DRULPA) and free of preemptive rights (except as set forth in the Partnership Agreement).
(b)As of the date of this Agreement, except as set forth in Section 4.2(a) or in the Partnership Agreement or pursuant to this Agreement, there are no equity securities of the Partnership issued or authorized and reserved for issuance, there are no outstanding options, profits interest units, phantom units, restricted units, unit appreciation rights or other compensatory equity or equity-based awards or rights, warrants, preemptive rights, subscriptions, calls or other Rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating the Partnership or any of its Subsidiaries to issue, transfer or sell any Partnership Interest or other equity interest of the Partnership or such Subsidiary or any securities convertible into or exchangeable for such Partnership Interests or equity interests, or any commitment to authorize, issue or sell the same or any such equity securities and there are no contractual obligations of the Partnership or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Partnership Interest or other equity interest in the Partnership or any of its Subsidiaries or any such securities or agreements listed in clause (ii) of this sentence.

(c)Neither the Partnership nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible into, exchangeable for or exercisable for securities having the right to vote) with the holders of Common Units or any other equity interest on any matter.
(d)Other than the Support Agreement, there are no voting trusts or other agreements or understandings to which the Partnership or any of its Subsidiaries is a party with respect to the voting or registration of capital stock or other equity interest of the Partnership or any of its Subsidiaries.
Section 4.3Authority; Noncontravention; Voting Requirements.
(a)Each of the Partnership and the General Partner has all necessary entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject only to approval of this Agreement by the affirmative vote or consent of the holders of a Unit Majority (the “Requisite Partnership Approval”). The execution, delivery and performance by each of the Partnership and the General Partner of the Transaction Documents, and the consummation of the transactions contemplated by this Agreement, have been, as applicable, duly authorized by the Conflicts Committee and consented to by the Sole Member and no other entity action on the part of the Partnership or the General Partner is necessary to authorize the execution, delivery and performance by the Partnership and the General Partner of the Transaction Documents and, except for obtaining the Requisite Partnership Approval, the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Partnership and the General Partner and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Partnership and the General Partner, enforceable against them in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a Proceeding at law or in equity) (collectively, the “Enforceability Exceptions”). The Conflicts Committee has taken all necessary action so that any takeover, anti-takeover, moratorium, “fair price,” “control share” or similar Law (collectively, “Takeover Laws”) and any takeover provision of the Partnership Agreement applicable to the Partnership, the General Partner or any of their respective Subsidiaries do not, and will not, apply to this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger.
(b)Neither the execution and delivery of this Agreement by the Partnership or the General Partner nor the consummation by the Partnership and the General Partner of the transactions contemplated by this Agreement, nor compliance by the Partnership and the General Partner with any of the terms or provisions of this Agreement, will assuming the Requisite Partnership Approval is obtained, contravene, conflict with, violate any provision of, result in any breach of, or require the consent of any Person (other than the Sole Member Consent, which has been obtained) under, the terms, conditions or provisions of the Partnership Agreement, the General Partner Company Agreement or any of the Organizational Documents of the Partnership’s Subsidiaries, assuming the Requisite Partnership Approval is obtained and the authorizations, consents and approvals referred to in Section 4.3(d) and (e) and Section 4.4, the amendments, restatements, amendments and restatements, replacements, terminations, waivers, consents and other modifications, referred to in Section 4.3(b) of the Partnership Disclosure Schedule are effective on or prior to the Closing Date, and the filings referred to in Section 4.4 are made, (A) contravene, violate or conflict with any Law, judgment, writ or injunction of any Governmental Authority applicable to the Partnership or any of its Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, give rise to a right to receive a change of control payment (or similar payment) under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, the Partnership or any of its Subsidiaries under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation (each, a “Contract”) or Partnership Permit to which the Partnership or any of its Subsidiaries is a party or by which they or any of their respective properties or assets may be bound or affected or result in the exercisability of any right to purchase or acquire any material asset of the Partnership or any of its Subsidiaries, except, in the case of clause (ii) or clause (iii) of this sentence, for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.
(c)The Requisite Partnership Approval is the only vote or approval of the holders of any class or series of Partnership Interests that is necessary to approve and adopt this Agreement and the transactions contemplated by this Agreement.
(d)The Conflicts Committee, by unanimous vote, in good faith, has, among other things, (i) determined that the Transaction Documents and the transactions contemplated thereby, including the Merger, are not opposed to the interest of the Partnership or the Partnership Unaffiliated Unitholders, (ii) approved the Transaction Documents and the transactions contemplated thereby, including the Merger (the foregoing constituting “Special Approval” as defined in the Partnership Agreement), (iii) approved, on behalf of the GP Board, the Transaction Documents, the execution, delivery and performance of the Transaction Documents and the transactions contemplated thereby, including the Merger, and (iv) directed, on behalf of the GP Board, that this Agreement and the transactions contemplated hereby, including the Merger, be submitted to a vote of the Limited Partners pursuant to Section 14.3 of the Partnership Agreement and authorized the Limited Partners to act by written consent pursuant to Section 13.11 of the Partnership Agreement.
(e)Pursuant to Section 5.6(b) of the General Partner Company Agreement, the Sole Member has (i) determined that the Transaction Documents and the transactions contemplated thereby, including the Merger, are in the best interests of the Sole Member and the General Partner and (ii) approved the execution, delivery and performance of the Transaction Documents and the transactions contemplated hereby, including the Merger, by the General Partner.
Section 4.4Governmental Approvals. Except for (a) filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), the Securities Act, including the filing with the SEC of the Registration Statement and the consent statement constituting a part thereof relating to the Requisite Partnership Approval (the “Consent Statement/Prospectus”), and applicable state securities and “blue sky” laws, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or (c) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Partnership and the consummation by the Partnership of the transactions contemplated by this Agreement, other than such other consents, approvals, filings, declarations or registrations that are not required to be obtained or made prior to the consummation of such transactions or, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to result in a Partnership Material Adverse Effect.

Section 4.5Partnership SEC Documents; Undisclosed Liabilities; Internal Controls.
(a)The Partnership and its Subsidiaries have filed or furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished by them with the SEC since December 31, 2020 (collectively and together with all documents filed or publicly furnished on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Partnership SEC Documents”). The Partnership SEC Documents, as of their respective effective dates (in the case of Partnership SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Partnership SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”), as the case may be, applicable to such Partnership SEC Documents, and none of the Partnership SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Partnership SEC Documents. To the knowledge of the Partnership, none of the Partnership SEC Documents is the subject of ongoing SEC review or investigation.
(b)The consolidated financial statements of the Partnership included in the Partnership SEC Documents as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Partnership and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in partners’ capital for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to the Partnership and its consolidated Subsidiaries, taken as a whole).
(c)Except (i) as reflected or otherwise reserved against on the balance sheet of the Partnership and its consolidated Subsidiaries as of the Balance Sheet Date (including the notes thereto) included in the Partnership SEC Documents filed by the Partnership and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice, (iii) for liabilities and obligations set forth in Section 4.5(c) of the Partnership Disclosure Schedule and (iv) for liabilities and other obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, neither the Partnership nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent) that would be required to be reflected or reserved against on a consolidated balance sheet of the Partnership prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.
(d)No Subsidiary of the Partnership is required to file reports, forms or other documents with the SEC pursuant to the Exchange Act.

(e)The General Partner has established and maintains internal control over financial reporting and disclosure controls and procedures for the Partnership designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that ensure that all material information required to be disclosed by the Partnership in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure. The General Partner has disclosed, based on its most recent evaluation, to the Partnership’s auditors and the Conflicts Committee (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Partnership’s ability to record, process, summarize and report financial information and have identified for the Partnership’s auditors and the Conflicts Committee any material weakness in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Partnership’s internal control over financial reporting.
(f)Since December 31, 2020, the principal executive officer and principal financial officer of the General Partner have made all certifications (without qualification or exceptions to the matters certified, except as to knowledge) required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and none of the General Partner or its officers have received written notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification.
Section 4.6Absence of Certain Changes or Events.
(a)Since the Balance Sheet Date, there has not occurred any change, effect, event or occurrence that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a Partnership Material Adverse Effect.
(b)Since the Balance Sheet Date, except for this Agreement and the transactions contemplated hereby, the Partnership and its Subsidiaries have carried on and operated their respective businesses in the ordinary course of business in all material respects.
Section 4.7Legal Proceedings. There are no Proceedings pending or, to the knowledge of the Partnership, threatened in writing with respect to the Partnership or any of its Subsidiaries or Proceedings pending or, to the knowledge of the Partnership, threatened in writing with respect to any of their respective properties or assets at law or in equity before any Governmental Authority, and there are no orders, judgments, decrees or similar rulings of any Governmental Authority against the Partnership or any of its Subsidiaries, in each case except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. This Section 4.7 shall not apply to any Proceedings against the Partnership or any of its Subsidiaries or any of their respective directors to the extent arising out of this Agreement, the Merger or the other transactions contemplated by this Agreement.
Section 4.8Compliance With Laws.
(a)The Partnership and its Subsidiaries are, and since the later of December 31, 2019 and their respective dates of incorporation, formation or organization have been, in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign or provincial law, statute, tariff, ordinance, rule, regulation, judgment, order, injunction, stipulation, determination, award or decree or agency requirement of or undertaking to any Governmental Authority, including common law (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.
(b)Without limiting the generality of Section 4.8(a), none of the General Partner, the Partnership, the Partnership’s Subsidiaries, or, to the knowledge of the General Partner or the Partnership, any consultant, agent or Representative of any of the foregoing (in their respective capacities as such), has violated the U.S. Foreign Corrupt Practices Act, the UKBA, or any other U.S. and foreign anti-corruption Laws that are applicable to the Partnership or its Subsidiaries; has, to the knowledge of the Partnership, been given written notice by any Governmental Authority of any facts which, if true, would constitute a violation of the U.S. Foreign Corrupt Practices Act, the UKBA or any other U.S. or foreign anti-corruption Laws by any such Person; and to the knowledge of the Partnership, is being (or has been) investigated by any Governmental Authority with respect to any such matters, except, in each case of the foregoing clauses (i) through (iii), as would not have, individually or in the aggregate, a Partnership Material Adverse Effect.
(c)The Partnership and its Subsidiaries hold all Partnership Permits and all such Partnership Permits are in full force and effect, except where the failure to hold such Partnership Permits or the failure of such Partnership Permits to be in full force and effect, would not have, individually or in the aggregate, a Partnership Material Adverse Effect.
Section 4.9Environmental Matters. Except as, individually or in the aggregate, would not be reasonably likely to have a Partnership Material Adverse Effect: (i) the Partnership and its Subsidiaries are in compliance with applicable Environmental Laws; (ii) the Partnership and each of its Subsidiaries has obtained, and is in material compliance with, all permits and licenses required under applicable Environmental Laws and there are no such actions to terminate, cancel or revoke any such permit or license; (iii) there is no written notice, demand, request for information, citation, summons, complaint or order received by, and no investigation, claim, action, suit, proceeding or review is pending or, to the knowledge of the Partnership, threatened by any Person against the Partnership or its Subsidiaries, in each case with respect to any matters arising under Environmental Laws; (iv) to the knowledge of the Partnership, there have been no Releases of Hazardous Substances at any property in violation of any applicable Environmental Law, that requires investigation or remediation by the Partnership or any of its Subsidiaries under applicable Environmental Laws, or would otherwise reasonably be expected to give rise to the Partnership or any of its Subsidiaries incurring any liability, remedial obligation or corrective action requirement under applicable Environmental Laws; and (v) neither the Partnership nor any of its Subsidiaries has either, expressly or by operation of Law, assumed or undertaken any liability, including any obligation for remedial or corrective action, of any other Person relating to Environmental Laws.
Section 4.10Information Supplied. Subject to the accuracy of the representations and warranties of Parent, Holdings and Merger Sub set forth in Section 5.8, none of the information supplied (or to be supplied) in writing by or on behalf of the Partnership or the General Partner specifically for inclusion or incorporation by reference in (a) the registration statement on Form F-4 to be filed with the SEC by Parent in connection with the issuance of Parent Shares in connection with the Merger (as amended or supplemented from time to time, the “Registration Statement”) will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (b) the Consent Statement/Prospectus will, on the date it is first mailed to the Limited Partners, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Consent Statement/Prospectus will comply as to form in all material respects with the applicable requirements of the Securities Act or Exchange Act, as applicable. Notwithstanding the foregoing, neither the General Partner nor the Partnership make any representation or warranty with respect to information supplied by or on behalf of Parent, Holdings or Merger Sub for inclusion or incorporation by reference in any of the foregoing documents.
Section 4.11Tax Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect: (a) all Tax Returns that were required to be filed by or with respect to the Partnership or any of its Subsidiaries have been duly and timely filed or caused to be timely filed (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate, (b) all Taxes owed by the Partnership or any of its Subsidiaries that are or have become due have been timely paid in full or caused to be timely paid in full or an adequate reserve for the payment of such Taxes has been established in their books and records, (c) there are no Liens on any of the assets of the Partnership or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Taxes on any of such assets, (d) there is no claim against the Partnership or any of its Subsidiaries for any Taxes, and no assessment, deficiency, or adjustment has been asserted, proposed, or threatened in writing with respect to any Taxes or Tax Returns of or with respect to the Partnership or any of its Subsidiaries, (e) each of the Partnership and any of its Subsidiaries that is classified as a partnership for U.S. federal income tax purposes has in effect a valid election under Section 754 of the Code, (f) the Partnership is properly classified as a partnership for U.S. federal income tax purposes, and not as an association or publicly traded partnership taxable as a corporation under Section 7704 of the Code, and has been properly treated as such (or properly treated as disregarded as separate from its owner for U.S. federal income tax purposes) since its formation, and (g) at least 90% of the gross income of the Partnership for each taxable year since its formation through and including the current taxable year has been properly treated as “qualifying income” within the meaning of Section 7704(d) of the Code.
Section 4.12Partnership Benefit Plans; Employee Matters.
(a)Each Partnership Benefit Plan has been established, maintained and administered in compliance with its terms and with applicable Laws, including ERISA and the Code, except for such non-compliance which has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. Except as has not had and would not reasonably be expected to have a Partnership Material Adverse Effect, no Partnership Benefit Plan is or has been within the past six years a (i) “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) pension plan subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (iii) “multiple employer plan” within the meaning of ERISA or an employee benefit plan subject to Section 413(c) of the Code, or (iv) “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.
(b)Each Partnership Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter as to such qualification from the Internal Revenue Service, and, to the knowledge of the Partnership, no event has occurred that could reasonably be expected to cause the loss of any such qualification, except where such loss of qualification, individually or in the aggregate, would not have a Partnership Material Adverse Effect.
(c)Except as would not reasonably be expected to have a Partnership Material Adverse Effect, no Proceeding, including any audit or investigation by any Governmental Authority, is pending or, to the knowledge of the Partnership, threatened with respect to any

Partnership Benefit Plan (other than routine claims for benefits and non-material appeals of such claims).
(d)Except as expressly contemplated by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (whether alone or in combination with another event, whether contingent or otherwise) will (i) entitle any current or former employee, consultant, director, manager or other service provider to any payment or benefit (or any increased or enhanced payment or benefit) from the General Partner, the Partnership or its Subsidiaries, or (ii) accelerate the vesting, funding or time of payment of any compensation, Partnership LTIP Award or other benefit with respect to any current or former employee, consultant, director, manager or other service provider.
(e)Neither the Partnership nor any of its Subsidiaries employs or engages, or has at any time employed or engaged, any employees, consultants or other individual service providers, and neither the Partnership nor any of its Subsidiaries has extended any offer of employment or service to any employee or other individual service provider that is outstanding as of the date hereof. Neither the Partnership nor any of its Subsidiaries has incurred or would reasonably be expected to incur any material liability as a joint employer.
Section 4.13Real Property.
(a)Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect, (i) either the Partnership or a Subsidiary of the Partnership has good and valid title to each material real property at which material operations of the Partnership or any of its Subsidiaries are conducted and that are owned by the Partnership or any Subsidiary, other than Partnership Real Property Leases and Rights-of-Way (such owned real property collectively, the “Partnership Owned Real Property”) and (ii) either the Partnership or a Subsidiary of the Partnership has a good and valid leasehold interest in each material lease, sublease and other agreement under which the Partnership or any of its Subsidiaries uses or occupies or has the right to use or occupy any material real property at which material operations of the Partnership or any of its Subsidiaries are conducted (any such property subject to such lease, sublease or other agreement, the “Partnership Leased Real Property” and such leases, subleases and other agreements are, collectively, the “Partnership Real Property Leases”), in each case, free and clear of all Liens other than any Partnership Permitted Liens, and other than any conditions, encroachments, easements, rights-of-way, restrictions and other encumbrances that do not adversely affect the existing use of the real property subject thereto by the owner (or lessee to the extent a leased property) thereof in the operation of its business. Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect, (A) each Partnership Real Property Lease is valid, binding and in full force and effect in accordance with its terms, except as such enforcement may be limited by Enforceability Exceptions, and (B) no uncured default of a material nature on the part of the Partnership or, if applicable, any of its Subsidiaries or, to the knowledge of the Partnership, the lessor thereunder, exists under any Partnership Real Property Lease, and no event has occurred or circumstance exists that, with the giving of notice, the passage of time, or both, would constitute a material breach or default under a Partnership Real Property Lease.
(b)Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect, (i) there are no leases, subleases, licenses, rights or other agreements affecting any portion of the Partnership Owned Real Property or the Partnership Leased Real Property that would reasonably be expected to adversely affect the existing use of such Partnership Owned Real Property or Partnership Leased Real Property by the Partnership or its Subsidiaries in the operation of its business thereon, (ii) except for such arrangements solely among the Partnership and its Subsidiaries or among the Partnership’s Subsidiaries, there are no outstanding options or rights of first refusal in favor of any other party to purchase any

Partnership Owned Real Property or any portion thereof or interest therein that would reasonably be expected to adversely affect the existing use of the Partnership Owned Real Property by the Partnership or its Subsidiaries in the operation of its business thereon, and (iii) neither the Partnership nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any person the right to use or occupy a material portion of a Partnership Owned Real Property or Partnership Leased Real Property that would reasonably be expected to adversely affect the existing use of such Partnership Owned Real Property or Partnership Leased Real Property by the Partnership or its Subsidiaries in the operation of its business thereon.
(c)Except as would not, individually or in the aggregate, have a Partnership Material Adverse Effect: (i) each of the Partnership and its Subsidiaries has such Rights-of-Way that are necessary for the Partnership and its Subsidiaries to use and operate their respective assets and properties in the manner that such assets and properties are currently used and operated, and each such Right-of-Way is valid and free and clear of all Liens (other than Partnership Permitted Liens); (ii) the Partnership and its Subsidiaries conduct their businesses in a manner that does not violate any of the Rights-of-Way; (iii) the Partnership and its Subsidiaries have fulfilled and performed all of their obligations with respect to such Rights-of-Way; and (iv) neither the Partnership nor any of its Subsidiaries has received written notice of, and, to the knowledge of the Partnership, there does not exist, the occurrence of any ongoing event or circumstance that allows, or after the giving of notice or the passage of time, or both, would allow the limitation, revocation or termination of any Right-of-Way or would result in any impairment of the rights of the Partnership and its Subsidiaries in and to any such Rights-of-Way. Except as would not, individually or in the aggregate, have a Partnership Material Adverse Effect, all pipelines operated by the Partnership and its Subsidiaries have or are otherwise entitled to the benefits of all Rights-of-Way that are necessary for the Partnership and its Subsidiaries to use and operate their respective assets and properties in the manner that such assets and properties are currently used and operated, and there are no gaps (including any gap arising as a result of any breach by the Partnership or any of its Subsidiaries of the terms of any Rights-of-Way) in such Rights-of-Way that would prevent the Partnership and its Subsidiaries to use and operate their respective assets and properties in the manner that such assets and properties are currently used and operated.
Section 4.14Regulatory Matters.
(a)Except as would not, individually or in the aggregate, have a Partnership Material Adverse Effect, there are no proceedings pending, or to the knowledge of the Partnership, threatened in writing, alleging that the Partnership or any of its Subsidiaries is in material violation of the Natural Gas Act, 15 U.S.C. § 717, et seq. (the “NGA”), the Natural Gas Policy Act of 1978, 15 U.S.C. § 3301, et seq. (the “NGPA”), the Interstate Commerce Act, 49 U.S.C. App. § 1, et seq. (1988) (the “ICA”), the Outer Continental Shelf Lands Act, 43 U.S.C. 1331 et seq. (the “OCSLA”), the Federal Power Act, 16 U.S.C. § 791a, et seq. (the “FPA”), or the Public Utility Holding Company Act of 2005, 42 U.S.C. §§ 16451-16453 (“PUHCA”), or the rules and regulations promulgated thereunder, or the laws, rules and regulations of any state public utility or transportation commission or department in a state within which the Partnership or any of its Subsidiaries operates, as the case may be.
(b)Except as would not, individually or in the aggregate, have a Partnership Material Adverse Effect, all filings (other than immaterial filings) required to be made by the Partnership or any of its Subsidiaries during the two years preceding the date hereof, with the (i) Federal Energy Regulatory Commission (“FERC”) under the NGA, the NGPA, the ICA, the FPA, PUHCA, or the rules and regulations promulgated thereunder, (ii) the Department of Energy, or (iii) any state public utility or transportation commission or department in a state within which the Partnership or any of its Subsidiaries operates, as the case may be, have been made, including all forms, statements, reports, notices, agreements and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs and related documents, and all such filings, as of their respective dates, as amended or supplemented, were in material compliance with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder.
Section 4.15Opinion of Financial Advisor. The Conflicts Committee has received the opinion of Tudor, Pickering, Holt & Co. (the “Conflicts Committee Financial Advisor”) to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Exchange Ratio provided for pursuant to this Agreement is fair, from a financial point of view, to the Partnership Unaffiliated Unitholders.
Section 4.16Brokers and Other Advisors. Except for the Conflicts Committee Financial Advisor, the fees and expenses of which will be paid by the Partnership, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Merger or the other transactions contemplated by this Agreement based on arrangements made by or on behalf of the Partnership or any of its Subsidiaries or the Conflicts Committee. The Partnership has made available to Parent a correct and complete copy of the Partnership’s engagement letter with the Conflicts Committee Financial Advisor, which letter describes all fees payable to the Conflicts Committee Financial Advisor in connection with the transactions contemplated hereby and all agreements under which any such fees or any expenses are payable and all indemnification and other agreements with the Conflicts Committee Financial Advisor, entered into in connection with the transactions contemplated hereby.
Section 4.17Insurance. Except as would not, individually or in the aggregate, have a Partnership Material Adverse Effect, (a) the businesses and assets of the Partnership and its Subsidiaries are covered by, and insured under, insurance policies underwritten by reputable insurers that include coverages and related limits and deductibles that are customary in the oil and natural gas gathering, processing, treating, transportation and storage industries and oil and natural gas liquids marketing industry, (b) all such insurance policies are in full force and effect and all premiums due and payable on such policies have been paid and (c) no notice of cancellation of, material premium increase of, or indication of an intention not to renew, any such insurance policy has been received by the Partnership or any of its Subsidiaries other than in the ordinary course of business.
Section 4.18Investment Company Act. The Partnership is not, nor immediately after the Closing will be, subject to regulation under the Investment Company Act of 1940, as amended.
Section 4.19No Other Representations or Warranties. Except for the representations and warranties set forth in this Article IV, neither the Partnership nor any other Person makes or has made any express or implied representation or warranty with respect to the Partnership or its Subsidiaries with respect to any other information provided to Parent, Holdings or Merger Sub in connection with the Merger or the other transactions contemplated by this Agreement. Each of Parent, Holdings and Merger Sub acknowledges and agrees that, without limiting the generality of the foregoing, neither the Partnership nor any other Person will have or be subject to any liability or other obligation to Parent, Holdings, Merger Sub or any other Person resulting from the distribution to Parent, Holdings or Merger Sub (including their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”)), or Parent’s, Holdings’ or Merger Sub’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to Parent, Holdings or Merger Sub in expectation of the Merger, unless any such information is the subject of an express representation or warranty set forth in this Article IV.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF
PARENT, HOLDINGS AND MERGER SUB

Except as disclosed in (a) the Parent Public Documents filed with or publicly furnished to the SEC or the FCA prior to the date of this Agreement (but excluding any disclosure contained in any such Parent Public Documents under the heading “Risk Factors” or “Cautionary Statements” or similar heading (other than any factual information contained within such headings, disclosure or statements)), or (b) the disclosure letter delivered by Parent to the Partnership (the “Parent Disclosure Schedule”) prior to the execution of this Agreement (provided, that (i) any disclosure in any section of such Parent Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Parent Material Adverse Effect), Parent, Holdings and Merger Sub, jointly and severally, represent and warrant to the Partnership and the General Partner as follows:
Section 5.1Organization, Standing and Power.
(a)Each of Parent, Holdings and Merger Sub is a legal entity duly incorporated, formed or organized, validly existing and in good standing under the applicable Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite corporate, limited liability company, partnership or other applicable entity power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to be in good standing or to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent (“Parent Material Adverse Effect”).
(b)Parent has made available to the Partnership correct and complete copies of its Organizational Documents, in each case as amended to the date of this Agreement. All such Organizational Documents are in full force and effect, and Parent is not in violation of any of their respective provisions in any material respect.
Section 5.2Capitalization.
(a)The authorized equity interests of Parent consist of unlimited Parent Ordinary Shares and 20,000,000 preference shares, par value £1 per share. As of December 16, 2021, there were (i) 20,808,167,042 Parent Ordinary Shares issued and outstanding (excluding, for the avoidance of doubt, any Parent Ordinary Shares held in treasury), (ii) 837,857,624 Parent ADSs issued and outstanding (which Parent ADSs each represent six Parent Ordinary Shares, which Parent Ordinary Shares are included in clause (i) of this Section 5.2(a)), (iii) 1,037,875,956 Parent Ordinary Shares held in treasury, (iv) no Parent ADSs held in treasury and (v) 12,706,252 preference shares, par value £1 per share. From December 16, 2021 until the date of this Agreement, no additional equity interests of Parent have been issued, other than Parent Shares issued in connection with or pursuant to the Parent Equity Plans. All Parent Shares are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.
(b)As of the date of this Agreement, except as set forth in Section 5.2(a), pursuant to this Agreement, the Parent Equity Plans or grant documents issued thereunder or as would not require approval by the shareholders of Parent, (i) there are no equity securities of

Parent issued, (ii) there are no outstanding options, profits interest units, phantom units, restricted units, unit appreciation rights or other compensatory equity or equity-based awards or rights, warrants, preemptive rights, subscriptions, calls or other Rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating Parent to issue, transfer or sell any equity interest of Parent or any securities convertible into or exchangeable for such equity interests, or any commitment to authorize, issue or sell the same or any such equity securities and (iii) other than in connection with publicly announced share buyback programs, there are no contractual obligations of Parent to repurchase, redeem or otherwise acquire any other equity interest in Parent or any such securities or agreements listed in clause (ii) of this sentence.
(c)When issued pursuant to the terms of this Agreement, all Parent ADSs (and the Parent Ordinary Shares represented thereby) constituting the Merger Consideration will be duly authorized, validly issued, fully paid and nonassessable and will be issued in full compliance with, and will be free of, preemptive rights. Such Parent Ordinary Shares will rank pari passu in all respects with the then existing ordinary shares in the capital of Parent.
(d)All of the issued and outstanding equity interests of Merger Sub and all of the outstanding shares of Holdings are duly authorized, validly issued, fully paid and nonassessable (except, with respect to the limited liability company interests of Merger Sub, as such nonassessability may be affected by matters described in Sections 18-607 and 18-804 of the DLLCA), and are owned, directly or indirectly, by Parent, in the case of Holdings, and by Holdings, in the case of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby. Except for the obligations and liabilities incurred in connection with its formation, and the transactions contemplated hereby, Merger Sub has not and will not have incurred, directly or indirectly, any obligations or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.
Section 5.3Authority; Noncontravention; Voting Requirements.
(a)Each of Parent, Holdings and Merger Sub has all necessary entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by each of Parent, Holdings and Merger Sub of the Transaction Documents and the consummation of the transactions contemplated by this Agreement, have been, as applicable, duly authorized and approved by (i) the Parent Board, acting through its authorized delegates, (ii) Pipelines as the sole member of Holdings, and (iii) Holdings as the sole member of Merger Sub, and no other entity action on the part of Parent, Holdings or Merger Sub is necessary to authorize the execution, delivery and performance by Parent, Holdings and Merger Sub of this Agreement and the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by each of Parent, Holdings and Merger Sub and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of Parent, Holdings and Merger Sub, enforceable against each of them in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions.
(b)Neither the execution and delivery of this Agreement by Parent, Holdings and Merger Sub, nor the consummation by Parent, Holdings and Merger Sub of the transactions contemplated by this Agreement, nor compliance by Parent, Holdings and Merger Sub with any of the terms or provisions of this Agreement, will contravene, conflict with, violate any provision of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the Parent Organizational Document, the Organizational Documents of Holdings or the Organizational Documents of Merger Sub, or assuming the authorizations, consents and approvals referred to in Section 5.4 are obtained, and the filings referred to in Section 5.4 are made, (A) contravene, violate or conflict with any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent, Holdings or Merger Sub or any of their respective properties or assets, or (B) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, give rise to a right to receive a change of control payment (or similar payment) under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent, Holdings or Merger Sub under, any of the terms, conditions or provisions of any Contract or Permit to which Parent, Holdings or Merger Sub is a party, or by which they or any of their respective properties or assets may be bound or affected or result in the exercisability of any right to purchase or acquire any material asset of Parent, Holdings or Merger Sub, except, in the case of clause (ii) or clause (iii) of this sentence, for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(c)No vote of the holders of any class or series of the share capital of Parent is necessary to approve the Parent Stock Issuance.
(d)No prospectus pursuant to the PRR is required to be published in connection with the issuance of the Parent ADSs (and the Parent Ordinary Shares represented thereby) constituting the Merger Consideration or the admission of such Parent Ordinary Shares to trading on the main market for listed securities of the LSE.
(e)The Parent Board, through its authorized delegates, has (i) determined that the forms, terms and provisions of the Transaction Documents and the transactions contemplated thereby, including the Merger and the Parent Stock Issuance, are most likely to promote the success of Parent for the benefit of its members as a whole and (ii) authorized the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby, including the Merger and the Parent Stock Issuance, on the terms and subject to the conditions set forth in this Agreement as deemed appropriate by Parent’s authorized persons.
(f)The Deposit Agreement has been duly authorized, executed and delivered by Parent and, assuming due authorization, execution and delivery by the ADS Depositary, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions. Upon due issuance by the ADS Depositary of the Parent ADSs evidencing the Merger Consideration against the deposit of the underlying Parent Ordinary Shares in respect thereof in accordance with the provisions of this Agreement and the Deposit Agreement, such Parent ADSs will be duly and validly issued and the persons in whose names the Parent ADSs are registered will be entitled to the rights specified therein and in the Deposit Agreement. Upon issuance of the Merger Consideration in accordance herewith, the ADS Depositary or its nominee, as the registered holder of the Parent Ordinary Shares represented by the Parent ADSs issued as Merger Consideration, will be, subject to the terms of the Deposit Agreement, entitled to all the rights of a shareholder conferred by the Parent Organizational Documents.
Section 5.4Governmental Approvals. Except for (a) filings required under, and compliance with other applicable requirements of, the FSMA, the Exchange Act, the Securities Act, including the filing with the SEC of the Registration Statement and the Consent Statement/Prospectus constituting a part thereof, and applicable state securities and “blue sky” laws, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or (c) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, the LSE, the FCA, the Listing Rules, the CA 2006, the MAR, the DTRs,

and the FSMA, as applicable, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Parent, Holdings and Merger Sub and the consummation by Parent, Holdings and Merger Sub of the transactions contemplated by this Agreement, other than such other consents, approvals, filings, declarations or registrations that are not required to be obtained or made prior to the consummation of such transactions or, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.
Section 5.5Parent Public Documents; Undisclosed Liabilities; Internal Controls.
(a)Since December 31, 2020, the Parent has (i) filed or furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished by them with the SEC (collectively and together with all documents filed or publicly furnished on a voluntary basis on Form 6-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Parent SEC Documents”) and (ii) filed or furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements and documents required to be filed or furnished by them with the FCA (collectively and together with all documents filed or publicly furnished on a voluntary basis, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Parent Non-SEC Documents” and together with the Parent SEC Documents, the "Parent Public Documents"). The Parent Public Documents, as of their respective effective dates (in the case of the Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective filing dates (in the case of all other Parent Public Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act, the Sarbanes-Oxley Act, CA 2006, the DTRs, the PRR, the MAR, the FSMA and the Listing Rules, as the case may be, applicable to such Parent Public Documents, and none of the Parent Public Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC or FCA staff with respect to the Parent Public Documents, other than any comment letters issued to the Parent in the course of routine review of the Parent’s periodic filings. To the knowledge of Parent, none of the Parent Public Documents is the subject of ongoing SEC or FCA review or investigation, and no enforcement action has been initiated against Parent relating to disclosures contained or omitted from any Parent Public Document.
(b)The consolidated financial statements of Parent included in the Parent Public Documents as of their respective dates (if amended, as of the date of the last such amendment) have been prepared in accordance with IFRS (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in shareholders’ equity for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to Parent and its consolidated Subsidiaries, taken as a whole).
(c)Except (i) as reflected or otherwise reserved against on the balance sheet of Parent and its consolidated Subsidiaries as of the Balance Sheet Date (including the notes thereto) included in the Parent Public Documents filed by Parent and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet

Date in the ordinary course of business consistent with past practice, (iii) for liabilities and obligations set forth in Section 5.5(c) of the Parent Disclosure Schedule and (iv) for liabilities and other obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent) that would be required to be reflected or reserved against on a consolidated balance sheet of Parent prepared in accordance with IFRS or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(d)Parent has established and maintains internal control over financial reporting and disclosure controls and procedures designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS, including policies and procedures that ensure that all material information required to be disclosed by Parent in the reports that it files or makes public under the Exchange Act, FSMA, Listing Rules, the DTRs, the MAR or CA 2006 are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC or the FCA, and that all such material information is communicated to its management as appropriate during the periods in which the relevant reports are being prepared. Parent has disclosed, based on its most recent evaluation, to the Parent’s auditors (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and have identified for the Parent’s auditors any material weakness in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Parent’s internal control over financial reporting.
(e)Since December 31, 2020, the principal executive officer and principal financial officer of Parent have made all certifications (without qualification or exceptions to the matters certified, except as to knowledge) required by the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and none of Parent or its officers have received written notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification.
Section 5.6Absence of Certain Changes or Events.
(a)Since the Balance Sheet Date, there has not occurred any change, effect, event or occurrence that, individually or in the aggregate, has resulted, or would reasonably be likely to result, in a Parent Material Adverse Effect.
(b)Since the Balance Sheet Date, except for (i) this Agreement and the transactions contemplated hereby and (ii) any acquisitions or divestments that are not required to be disclosed in the Parent Public Documents, Parent has carried on and operated its business in the ordinary course of business in all material respects; provided that executing on its publicly announced strategy shall not be considered to be outside of ordinary course of business.
Section 5.7Legal Proceedings. There are no Proceedings pending or, to the knowledge of Parent, threatened in writing with respect to Parent, Holdings or Merger Sub or Proceedings pending or, to the knowledge of Parent, threatened in writing with respect to any of their respective properties or assets at law or in equity before any Governmental Authority, and there are no orders, judgments, decrees or similar rulings of any Governmental Authority against Parent, Holdings or Merger Sub, in each case except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. This Section 5.7 shall not apply to any Proceedings against Parent, Holdings or Merger

Sub or any of their respective directors, managing members or officers, as applicable, to the extent arising out of this Agreement, the Merger or the other transactions contemplated by this Agreement.
Section 5.8Compliance With Laws. Parent, Holdings and Merger Sub are, and since the later of December 31, 2019 and their respective dates of incorporation, formation or organization have been, in compliance with and are not in default under or in violation of any applicable Law, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 5.9Information Supplied. Subject to the accuracy of the representations and warranties of the Partnership and the General Partner set forth in Section 4.10, none of the information supplied (or to be supplied) in writing by or on behalf of Parent, Holdings or Merger Sub specifically for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (b) the Consent Statement/Prospectus will, on the date it is first mailed to the Limited Partners contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Consent Statement/Prospectus and the Registration Statement will comply as to form in all material respects with the applicable requirements of the Securities Act or Exchange Act, as applicable. Notwithstanding the foregoing, none of Parent, Holdings or Merger Sub make any representation or warranty with respect to information supplied by or on behalf of the Partnership or the General Partner for inclusion or incorporation by reference in any of the foregoing documents.
Section 5.10Brokers and Other Advisors. Except for BofA Securities, Inc., the fees and expenses of which will be paid by Parent, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of Parent, Holdings or Merger Sub.
Section 5.11Investment Company Act. Parent is not, nor immediately after the Closing will be, subject to regulation under the Investment Company Act of 1940, as amended.
Section 5.12Ownership of Partnership Interests. As of the date of this Agreement, Holdings is the beneficial owner of 56,956,712 Common Units, the General Partner Interest and the Incentive Distribution Rights, and such Common Units constitute a Unit Majority.
Section 5.13No Other Representations or Warranties. Except for the representations and warranties set forth in this Article V, none of Parent, Holdings, Merger Sub or any other Person makes or has made any express or implied representation or warranty with respect to Parent, Holdings and Merger Sub or with respect to any other information provided to the Partnership in connection with the Merger or the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, none of Parent, Holdings or Merger Sub or any other Person will have or be subject to any liability or other obligation to the Partnership or the General Partner or any other Person resulting from the distribution to the Partnership, the General Partner or the Conflicts Committee (including their respective Representatives), or the Partnership’s, the General Partner’s or the Conflicts Committee’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to the Partnership, the General Partner and the Conflicts Committee in expectation of the Merger, unless any such information is the subject of an express representation or warranty set forth in this Article V.

ARTICLE VI

ADDITIONAL COVENANTS AND AGREEMENTS

Section 6.1Preparation of the Registration Statement and the Consent Statement/Prospectus.
(a)As promptly as practicable following the date of this Agreement, (i) the Partnership and Parent shall jointly prepare and the Partnership shall file with the SEC the Consent Statement/Prospectus, and (ii) the Partnership and Parent shall jointly prepare and Parent shall file with the SEC the Registration Statement, in which the Consent Statement/Prospectus will be included as a prospectus. Each of the Partnership and Parent shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and keep the Registration Statement effective for so long as necessary to consummate the transactions contemplated by this Agreement. Each of the Partnership and Parent shall use its reasonable best efforts to cause the Consent Statement/Prospectus to be mailed to the Limited Partners as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Each of the parties shall cooperate and consult with each other in connection with the preparation and filing of the Registration Statement and the Consent Statement/Prospectus, as applicable, including promptly furnishing to each other in writing upon request any and all information relating to a party or its Affiliates as may be required to be set forth therein, as applicable, under applicable Law. No filing of, or amendment or supplement to, the Registration Statement or the Consent Statement/Prospectus will be made by a party without providing the other parties a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Partnership or Parent, or any of their respective Affiliates, directors or officers, is discovered by the Partnership or Parent that should be set forth in an amendment or supplement to, the Registration Statement or the Consent Statement/Prospectus, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Laws, disseminated to the Limited Partners. The parties shall notify each other promptly of the receipt of any comments, written or oral, from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Consent Statement/Prospectus or the Registration Statement or for additional information, and each party shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Consent Statement/Prospectus or the Registration Statement or the transactions contemplated by this Agreement and (ii) all orders of the SEC relating to the Registration Statement.
(b)The General Partner shall distribute to the Limited Partners the Consent Statement/Prospectus, which shall include a form of consent that may be executed by Limited Partners in connection with the Written Consent as promptly as practicable after the Registration Statement is declared effective under the Securities Act.
Section 6.2Conduct of Business.
(a)Except (i) as permitted by this Agreement, (ii) as set forth in Section 6.2(a) of the Partnership Disclosure Schedule, (iii) as required by applicable Laws, (iv) as required by any Partnership Material Contract in effect as of the date of this Agreement (including the Partnership Agreement), or (v) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this

Agreement until the Effective Time, each of the Partnership and the General Partner shall, and shall cause each of their respective Subsidiaries (except with respect to each Non-Operated Joint Venture such obligation shall be limited to exercising the governance rights that the Partnership holds in such Non-Operated Joint Venture in accordance with this Section 6.2(a)) to, (A) conduct its business in the ordinary course of business in all material respects; provided, that this clause (A) shall not prohibit the Partnership and its Subsidiaries from taking commercially reasonable actions outside of the ordinary course of business in response to (x) changes or developments resulting or arising from COVID-19 or (y) other changes or developments that would reasonably be expected to cause a reasonably prudent company similar to the Partnership to take commercially reasonable actions outside of the ordinary course of business, (B) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and to retain the services of its present officers and key employees, if any, (C) use commercially reasonable efforts to keep in full force and effect all material Partnership Permits and all material insurance policies maintained by the Partnership and its Subsidiaries, other than changes to such policies made in the ordinary course of business, and (D) use commercially reasonable efforts to comply in all material respects with all applicable Laws and the requirements of all Partnership Material Contracts. During the period from the date of this Agreement until the Effective Time, if permitted by applicable Law and subject to Section 6.11, the General Partner shall cause the Partnership to declare and pay regular quarterly cash distributions to the holders of the Common Units consistent with past practice; provided that, in no event shall the regular quarterly cash distributions declared or paid by the Partnership to the holders of Common Units be less than $0.3475 per Common Unit. Without limiting the generality of the foregoing, except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 6.2(a) of the Partnership Disclosure Schedule, (iii) as required by applicable Laws, (iv) as required by any Partnership Material Contract in effect as of the date of this Agreement (including the Partnership Agreement), or (v) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, the Partnership and the General Partner shall not, and shall not permit any of their respective Subsidiaries (except with respect to each Non-Operated Joint Venture such obligation shall be limited to exercising the governance rights that the Partnership holds in such Non-Operated Joint Venture in accordance with this Section 6.2(a)) to:
(i)amend the Organizational Documents (whether by merger, consolidation, conversion or otherwise) of such entity in any manner that would reasonably be expected to prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement;
(ii)with respect to the Partnership only, declare, authorize, set aside or pay any distribution payable in cash, equity or property in respect of the Common Units, other than regular quarterly cash distributions on the Common Units pursuant to Section 6.2(a);
(iii)issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any equity securities of the Partnership or any of its Subsidiaries, or securities convertible or exchangeable into or exercisable for any equity securities, or any options, warrants or other rights of any kind to acquire any equity securities or such convertible or exchangeable securities or interests other than issuances of Common Units upon vesting or settlement of Partnership LTIP Awards that are outstanding on the date of this Agreement or otherwise granted in compliance with this Agreement;

(iv)make any acquisition or disposition, directly or indirectly (including by merger, consolidation, acquisition of assets, tender or exchange offer or otherwise), of any business or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof or any property or assets of any other Person, other than immaterial acquisitions or dispositions in the ordinary course of business;
(v)make any loans or advances to any Person (other than (x) to its employees in the ordinary course of business consistent with past practice, (y) loans and advances to the Partnership or any of its Subsidiaries and (z) trade credit granted in the ordinary course of business consistent with past practice);
(vi)incur, refinance or assume, or prepay or repurchase, any indebtedness for borrowed money or guarantee any such indebtedness for borrowed money or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Partnership or any of its Subsidiaries, other than (w) borrowings and repayments under the Partnership Revolving Credit Facility, (x) borrowings from the Partnership or any of its Subsidiaries by the Partnership or any of its Subsidiaries, (y) repayments of borrowings from the Partnership or any of its Subsidiaries by the Partnership or any of its Subsidiaries and guarantees by the Partnership or any of its Subsidiaries of indebtedness of the Partnership or any of its Subsidiaries and (z) repayments or repurchases required pursuant to the terms of such indebtedness for borrowed money or debt securities;
(vii)split, combine, divide, subdivide, reverse split, reclassify, recapitalize or effect any other similar transaction with respect to any of such entity’s capital stock or other equity interests;
(viii)adopt a plan or agreement of complete or partial liquidation, dissolution or restructuring or a plan or agreement of reorganization under any bankruptcy or similar Law;
(ix)waive, release, assign, settle or compromise any Proceeding, including any state or federal regulatory Proceeding seeking damages or injunction or other equitable relief, which waiver, release, assignment, settlement or compromise would reasonably be expected to result in a Partnership Material Adverse Effect;
(x)(t) change its fiscal year or any material method of Tax accounting, (u) make, change or revoke any material Tax election (including any entity classification election under Treasury Regulations Section 301.7701-3), (v) settle or compromise any liability for Taxes or any audit, examination or other legal Proceeding in respect of a material amount of Taxes, (w) file any material amended Tax Return, (x) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any material Tax, (y) surrender any right to claim a material Tax refund or (z) consent to any extension of waiver of the statute of limitations period applicable to any material Tax claim or assessment;
(xi)make any material changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP;
(xii)engage in any activity or conduct its business in a manner that would cause less than 90% of the gross income of the Partnership for any calendar quarter since its formation and prior to the Effective Time to be treated as “qualifying income” within the meaning of Section 7704(d) of the Code;

(xiii)except as required by the terms of any Partnership Benefit Plan existing and in effect on the date of this Agreement or as contemplated by this Agreement, (w) establish, adopt, materially amend or modify, commence participation in or terminate (or commit to establish, adopt, materially amend or modify, commence participation in or terminate) any Partnership Benefit Plan (or any plan or arrangement that would be a Partnership Benefit Plan if in effect as of the date of this Agreement), (x) increase in any manner the compensation, severance or benefits of any of the current or former directors, officers or employees of the General Partner, the Partnership or any of their respective Subsidiaries, or enter into or amend any employment, severance, termination, retention or consulting agreement, in each case, other than in the ordinary course of business, (y) accelerate any material rights or benefits under any Partnership Benefit Plan, or (z) grant or amend any Partnership LTIP Awards or other equity awards; or
(xiv)agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action that would reasonably be expected to prohibit, prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement.
(b)Except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 6.2(b) of the Parent Disclosure Schedule, (iii) as required by applicable Laws, (iv) for any acquisitions or divestments that are not required to be disclosed in the Parent Public Documents or (v) as consented to in writing by the Partnership (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, Parent shall, and shall cause Holdings and Merger Sub to conduct its business in the ordinary course of business in all material respects; provided, that executing on its publicly announced strategy shall not be considered to be outside of ordinary course of business; and provided, further, that this clause shall not prohibit Parent from taking commercially reasonable actions outside of the ordinary course of business in response to (x) changes or developments resulting or arising from COVID-19 or (y) other changes or developments that would reasonably be expected to cause a reasonably prudent company similar to Parent to take commercially reasonable actions outside of the ordinary course of business. Without limiting the generality of the foregoing, except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 6.2(b) of the Parent Disclosure Schedule, (iii) as required by applicable Laws, or (iv) as consented to in writing by the Partnership (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, Parent shall not, and shall not permit Holdings or Merger Sub to:
(i)amend Parent’s Organizational Documents (whether by merger, consolidation, conversion or otherwise) or the Deposit Agreement in any manner that would reasonably be expected to (a) prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement or (b) adversely affect the rights associated with the Parent Ordinary Shares or Parent ADSs in any material respect;
(ii)merge, consolidate or enter into any other business combination transaction or agreement with any Person in which such other Person is the surviving entity;
(iii)voluntarily adopt a plan or agreement of complete or partial liquidation, dissolution or restructuring of Parent or a plan or agreement of reorganization of Parent under any bankruptcy or similar Law, or take any action to cause the liquidation, winding up or dissolution of Merger Sub; or
(iv)agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action that would reasonably be expected to prohibit, prevent or in any material respect hinder, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the Merger or the other transactions contemplated by this Agreement.
Section 6.3Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, Parent, Holdings and Merger Sub, on the one hand, and the Partnership and the General Partner, on the other hand, shall cooperate with the other and use and shall cause their respective Subsidiaries to use their reasonable best efforts to (i) take, or cause to be taken, all appropriate actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as reasonably practicable, including, for the avoidance of doubt, in the case of Parent, Holdings and the General Partner, until the Effective Time or the termination of this Agreement, retaining ownership and voting control, directly or indirectly, over all Common Units and the General Partner Interest in the Partnership beneficially owned by Parent, Holdings, any of their respective Subsidiaries or the General Partner, as applicable, as of the date of this Agreement or acquired thereafter, and to consummate and make effective the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) promptly obtain all approvals, consents, waivers, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated by this Agreement, and (iii) defend any Proceedings challenging this Agreement or the consummation of the transactions contemplated by this Agreement or seek to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby. If, at any time prior to the effectiveness of the Written Consent, Parent or its Affiliates (other than Holdings) acquire a beneficial or direct ownership of any Common Units, then Parent and its Affiliates shall enter into the Support Agreement by execution of a joinder thereto. Notwithstanding anything in this Agreement to the contrary, neither party nor its Affiliates shall be obligated pursuant to this Section 6.3 to offer or commit or consent to take or refrain from taking any action pursuant to any request or requirement of any Governmental Authority that involves (i) making any divestiture or disposition of any portion of any business or assets or (ii) accepting or entering any consent decree or hold separate order.
Section 6.4Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Partnership. Thereafter, neither Parent nor the Partnership shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement or the transactions contemplated by this Agreement without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Laws or by any applicable listing agreement with the NYSE or the LSE, as applicable, as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party); provided, however, that each party and their respective Affiliates may make statements that are consistent with statements made in previous press releases, public disclosures or public statements made by Parent or the Partnership in compliance with this Section 6.4.

Section 6.5Access to Information.
(a)Upon reasonable advance notice and subject to applicable Laws relating to the exchange of information, the Partnership shall, and shall cause each of its Subsidiaries to, afford to Parent and its Representatives, reasonable access during normal business hours (and, with respect to books and records, the right to copy) to all of its and such Subsidiaries’ properties, commitments, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives, in each case for integration and operational planning related to the transactions contemplated by this Agreement; provided, that such access shall be provided on a basis that minimizes the disruption to the operations of the requested party and its Representatives.
(b)Subject to applicable Laws, from the date of this Agreement until the Effective Time, Parent and the Partnership shall furnish promptly to one another (i) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it in connection with the transactions contemplated by this Agreement during such period pursuant to the requirements of federal, state or foreign Laws (including pursuant to the Securities Act, the Exchange Act and the rules of any Governmental Authority thereunder), as applicable (other than documents that such party is not permitted to disclose under applicable Laws) (which such furnishing will be deemed to have occurred in the case of any document filed with or furnished to the SEC without further action on the part of the furnishing party) and (ii) evidence of approval of each Listing Application.
(c)Each party shall furnish promptly to the other party all information concerning such party’s relevant business, properties and personnel as the other party may reasonably request (including with respect to the scope and basis of such request) for the purpose of confirming that the representations and warranties of such party contained herein are true and correct and that the covenants of such party contained herein have been performed in all material respects. Notwithstanding the foregoing, no party shall be obligated to provide the other party access to any information the disclosure of which such party has concluded, in its reasonable judgment, may (i) jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege available to such party or any of its Affiliates relating to such information or (ii) would be in violation of a confidentiality obligation to a third party binding on such party or any of its Subsidiaries.
Section 6.6Indemnification and Insurance.
(a)From and after the Effective Time, to the fullest extent permitted under applicable Laws, Parent shall cause the Surviving Entity to (i) indemnify and hold harmless each Indemnified Person against any reasonable costs or expenses (including reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Proceeding arising out of, relating to or in connection with their status or duties as an Indemnified Person, any act or omission by them in their capacities as such occurring or alleged to have occurred at or prior to the Effective Time or any other matter existing at or prior to the Effective Time relating to or that may involve their status or duties as an Indemnified Person (including this Agreement and the transactions and actions contemplated hereby), including any such Proceeding relating to a claim for indemnification or advancement brought by an Indemnified Person), judgments, fines, losses, claims, damages or liabilities, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in connection with any such actual or threatened Proceeding, and, upon receipt by Surviving Entity of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be determined in a final and non-appealable judgment entered by a court of competent jurisdiction that the Indemnified Person is not entitled to be indemnified, provide advancement of expenses with respect to each of the foregoing to, all Indemnified Persons and (ii) honor the provisions regarding elimination of liability of officers and directors, indemnification of officers, directors and employees and advancement of expenses contained in the Organizational Documents of the Partnership and the General Partner immediately prior to the Effective Time, and ensure that the Organizational Documents of the Partnership and the General Partner or any of their respective successors or assigns, if applicable, shall, for a period of six years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers and employees of the Partnership and the General Partner than are presently set forth in such Organizational Documents. Any right of an Indemnified Person pursuant to this Section 6.6(a) shall not be amended, repealed, terminated or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Person as provided herein, and shall be enforceable by such Indemnified Person and their respective heirs and Representatives against Parent, Surviving Entity and the General Partner and their respective successors and assigns.
(b)The Surviving Entity, or Parent on behalf of the Surviving Entity if Parent, in its sole discretion so elects, shall maintain in effect for a period of six years following the Effective Time the Partnership’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to Indemnified Persons (provided, that the Surviving Entity, or Parent on behalf of the Surviving Entity if Parent so elects, may substitute therefor policies with reputable carriers of at least the same coverage containing terms and conditions that are no less favorable to the Indemnified Persons); provided, however, that in no event shall the Surviving Entity or Parent, as applicable, be required to expend pursuant to this Section 6.6(b) more than an amount per year equal to 300% of current annual premiums paid by the Partnership for such insurance (the “Maximum Amount”). In the event that, but for the proviso to the immediately preceding sentence, the Surviving Entity would be required to expend more than the Maximum Amount, the Surviving Entity, or Parent on behalf of the Surviving Entity if Parent had so elected to provide such insurance, shall obtain the maximum amount of such insurance as is available for the Maximum Amount. In lieu of the obligations of the Surviving Entity and Parent under this Section 6.6(b), the Partnership or Holdings may (but shall be under no obligation to), prior to the Effective Time, purchase a prepaid “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Persons in their capacity as such; provided, that in no event shall the cost of such policy exceed six times the Maximum Amount.
(c)The rights of any Indemnified Person under this Section 6.6 shall be in addition to any other rights such Indemnified Person may have under the Organizational Documents of each of the Partnership, the General Partner, the Surviving Entity or any Subsidiary of Parent or the Partnership, any indemnification agreements, or the DLLCA or the DRULPA. The provisions of this Section 6.6 shall survive the consummation of the transactions contemplated by this Agreement and are expressly intended to benefit each of the Indemnified Persons and their respective heirs and Representatives. If Parent, the Surviving Entity and/or the General Partner, or any of their respective successors or assigns (i) consolidates with or merges into any other Person, or (ii) transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, to the extent necessary, a proper provision shall be made so that the successors and assigns of Parent, the Surviving Entity and/or the General Partner shall assume the obligations of Parent, the Surviving Entity and the General Partner set forth in this Section 6.6.

Section 6.7Fees and Expenses. Except as otherwise provided in Section 6.8, Section 8.2 and Section 8.3, all fees and expenses incurred in connection with the transactions contemplated by this Agreement including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated by this Agreement, shall be the obligation of the respective party incurring such fees and expenses, except (a) Parent and the Partnership shall each bear and pay one half of the expenses incurred in connection with the filing, printing and mailing of the Registration Statement and the Consent Statement/Prospectus and (b) Parent shall pay all costs and fees of the Exchange Agent and all expenses associated with the exchange process.
Section 6.8Transfer Taxes. Parent shall pay all transfer, documentary, sales, use, stamp, registration and other similar Taxes payable (including penalties and interest) in connection with the Parent Stock Issuance.
Section 6.9Section 16 Matters. Prior to the Effective Time, the Partnership shall take all such steps as may be required (to the extent permitted under applicable Laws) to cause any dispositions of Common Units (including derivative securities with respect to Common Units) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Partnership, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 6.10Stock Exchange Listing, Delisting and Deregistration.
(a)Parent shall use its reasonable best efforts to cause the Parent Ordinary Shares to be issued in connection with the Merger to be admitted to trading on the LSE’s main market for listed securities and to listing on the premium listing segment of the FCA’s Official List, and to cause the Parent ADSs to be issued in connection with the Merger to be listed on the NYSE (subject to official notice of issuance), in each case prior to the Effective Time. Prior to the Closing, Parent shall submit (a) duly completed applications and/or forms for submission to the LSE and the FCA with respect to such Parent Ordinary Shares in accordance with the requirements of the LSE and the FCA (the “London Applications”) and (b) a supplemental listing application with the NYSE with respect to such Parent ADSs in accordance with the requirements of the NYSE (the “NYSE Listing Application” together with the London Applications, the “Listing Applications”). Parent shall use its reasonable best efforts to have the Listing Applications approved (subject, in the case of the NYSE Listing Application, to official notice of issuance) as promptly as practicable after such submission (including by responding to comments of the NYSE, the LSE and/or the FCA). The Partnership shall furnish all information as may be reasonably requested by Parent in connection with any such action and the preparation and submission of the Listing Applications. No submission of, or amendment or supplement to, the Listing Applications will be made by Parent without providing the Partnership with a reasonable opportunity to review and comment thereon. In addition, Parent agrees to provide the Partnership and its legal counsel with copies of any written comments, and shall inform the Partnership of any oral comments, that Parent or its counsel may receive from time to time from the NYSE, the LSE, the FCA or their respective staffs with respect to the Listing Applications promptly after receipt of such comments, and any written or oral responses thereto. The Partnership and its legal counsel shall be given a reasonable opportunity to review any such written responses and Parent shall give due consideration to the additions, deletions or changes suggested thereto by the Partnership and its counsel.
(b)The Partnership will cooperate and use its reasonable best efforts to cause the delisting of Common Units from the NYSE and the deregistration of such securities under the Exchange Act as promptly as practicable following the Closing in compliance with applicable Law.

Section 6.11Dividends and Distributions. After the date of this Agreement and until the Effective Time, each of the Partnership and Parent shall coordinate with the other regarding the timing of any distributions in respect of Common Units and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Common Units shall not receive, for any quarter, distributions both in respect of Common Units and also dividends in respect of Parent Ordinary Shares represented by the Parent ADSs that they receive in exchange therefor in the Merger, but that they shall receive for any such quarter either: (i) only distributions in respect of Common Units or (ii) only dividends in respect of Parent Ordinary Shares represented by the Parent ADSs that they receive in exchange therefor in the Merger.
Section 6.12Conflicts Committee. Prior to the earlier of the Effective Time and the termination of this Agreement, Parent shall not and it shall not permit any of its Subsidiaries to, and it shall not and shall not permit any of its Subsidiaries to take any action intended to cause the General Partner (or the sole member of the General Partner) to, without the consent of a majority of the then existing members of the Conflicts Committee, eliminate the Conflicts Committee, revoke or diminish the authority of the Conflicts Committee or remove or cause the removal of any director of the General Partner who is a member of the Conflicts Committee either as a director or as a member of such committee. For the avoidance of doubt, this Section 6.12 shall not apply to the filling, in accordance with the provisions of the General Partner Company Agreement, of any vacancies caused by the resignation, death or incapacity of any such director.
Section 6.13Performance by the General Partner. Subject to Section 9.3 and Section 9.4, Holdings will cause the General Partner, the Partnership and their respective Subsidiaries to comply with the provisions of this Agreement and the Support Agreement. Notwithstanding the foregoing, it is understood and agreed that actions or inactions by the Partnership and the General Partner and their respective Subsidiaries shall not be deemed to be breaches or violations or failures to perform by Parent of any of the provisions of this Agreement unless such action or inaction was or was not taken, in either case, at the direction of Holdings. In no event shall the General Partner or the Partnership have any liability for, or be deemed to breach, violate or fail to perform any of the provisions of this Agreement by reason of, any action taken or omitted to be taken by the General Partner, the Partnership, any of their respective Subsidiaries or any of their respective Representatives at the direction of Parent or Holdings.
Section 6.14Tax Matters. For U.S. federal income tax purposes (and for purposes of any applicable state, local or foreign Tax that follows the U.S. federal income tax treatment), the parties agree to treat the Merger as a taxable sale of the Public Common Units to Pipelines, as the tax-regarded owner of Holdings, in exchange for the Merger Consideration. The parties will prepare and file all Tax Returns consistent with the foregoing and will not take any inconsistent position on any Tax Return, or during the course of any Proceeding with respect to Taxes, except as otherwise required by applicable Law following a final determination by a court of competent jurisdiction or other administrative settlement with or final administrative decision by the relevant Governmental Authority.
Section 6.15Takeover Statutes. Parent shall not, and shall cause its Subsidiaries not to, take any action that would, or would reasonably be expected to, cause any Takeover Law to become applicable to this Agreement, the Merger, the Parent Stock Issuance or the other transactions contemplated hereby or related thereto. If any Takeover Law shall become applicable to this Agreement, the Merger or the other transactions contemplated hereby or related thereto, Parent, the Parent Board, the General Partner, the GP Board and the Conflicts Committee shall use reasonable best efforts to take such actions so that the transactions contemplated hereby, including the Merger and the Parent Stock Issuance, may be consummated as promptly as practicable on the terms contemplated hereby and otherwise use reasonable best efforts to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby, including the Merger and the Parent Stock Issuance.
Section 6.16Securityholder Litigation. The Partnership and the General Partner shall give Parent prompt notice and the opportunity to participate in the defense or settlement of any securityholder litigation against the Partnership and the General Partner and/or their directors (as applicable) relating to the transactions contemplated by this Agreement and no such settlement shall be agreed to without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Laws) on or prior to the Closing Date of the following conditions:
(a)Written Consent. The Written Consent shall have been obtained in accordance with applicable Law and filed with the minutes of proceedings of the Partnership, and such Written Consent shall have not been amended, modified, withdrawn, terminated or revoked; provided, however, that this Section 7.1(a) shall not imply that the Written Consent is permitted by the Partnership Agreement or applicable Law to be amended, modified or revoked following its execution by holders of the Common Units constituting a Unit Majority.
(b)No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated by this Agreement or making the consummation of the transactions contemplated by this Agreement illegal.
(c)Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no Proceedings for that purpose shall have been initiated or threatened by the SEC.
(d)Consent Statement/Prospectus. The Consent Statement/Prospectus shall have been mailed to all holders of Common Units following effectiveness of the Registration Statement and at least 20 days prior to the Closing.
(e)Stock Exchange Listing. (i) The Parent ADSs (and the Parent Ordinary Shares represented thereby) deliverable to the Limited Partners as contemplated by this Agreement shall have been approved for listing on the NYSE subject to official notice of issuance, (ii) admission of the Parent Ordinary Shares represented by such Parent ADSs to the premium listing segment of the FCA’s Official List shall have become effective, and (iii) admission of such Parent Ordinary Shares referred to in (ii) of this Section 7.1(e) to trading on the LSE’s main market for listed securities shall have become effective.
Section 7.2Conditions to Obligations of Parent, Holdings and Merger Sub to Effect the Merger. The obligations of Parent, Holdings and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Laws) on or prior to the Closing Date of the following conditions:
(a)Representations and Warranties. (i) The representations and warranties of the Partnership and the General Partner contained in Section 4.1(a), Section 4.2(c), Section 4.3(a), Section 4.3(c) and Section 4.6(a) shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of the Partnership and the General Partner contained in Section 4.2(a) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) all other representations and warranties of the Partnership and the General Partner set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (except with respect to Section 4.5 and Section 4.10, without giving effect to any limitation as to “materiality” or “Partnership Material Adverse Effect” set forth in any individual representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Partnership and the General Partner by an executive officer of the General Partner to such effect.
(b)Performance of Obligations of the Partnership and the General Partner. Each of the Partnership and the General Partner shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. Parent shall have received a certificate signed on behalf of the Partnership and the General Partner by an executive officer of the General Partner to such effect.
Section 7.3Conditions to Obligation of the Partnership to Effect the Merger. The obligation of the Partnership to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Laws) on or prior to the Closing Date of the following conditions:
(a)Representations and Warranties. (i) The representations and warranties of Parent, Holdings and Merger Sub contained in Section 5.1(a), Section 5.2(c), Section 5.3(a) and Section 5.6(a) shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of Parent, Holdings and Merger Sub contained in Section 5.2(a) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) all other representations and warranties of Parent set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (except with respect to Section 5.5 and Section 5.8, without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in any individual representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Partnership shall have received a certificate signed on behalf of Parent by a duly authorized person of Parent to such effect.
(b)Performance of Obligations of Parent, Holdings and Merger Sub. Each of Parent, Holdings and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date. The Partnership shall have received a certificate signed on behalf of Parent by a duly authorized person of Parent to such effect.
Section 7.4Frustration of Closing Conditions.
(a)Neither the Partnership nor the General Partner may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was due to the failure of either such party to perform and comply in all material respects with the covenants and agreements in this Agreement to be performed or complied with by it prior to the Closing.

(b)None of Parent, Holdings or Merger Sub may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was due to the failure of any such party to perform and comply in all material respects with the covenants and agreements in this Agreement to be performed or complied with by it prior to the Closing.

ARTICLE VIII

TERMINATION
Section 8.1Termination. This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Effective Time:
(a)by the mutual written consent of Parent and the Partnership duly authorized by the Parent Board acting through its authorized delegates and the Conflicts Committee, respectively (whether before or after the Written Consent referred to in Section 7.1(a) shall have been obtained);
(b)by either of the Parent or the Partnership:
(i)if the Closing shall not have been consummated on or before September 19, 2022, whether such date is before or after the Written Consent referred to in Section 7.1(a) shall have been obtained (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available (A) to Parent or the Partnership if the inability to satisfy such condition was due to the failure of, in the case of Parent, Parent, Holdings or Merger Sub, or, in the case of the Partnership, the Partnership or the General Partner, to perform and comply in all material respects with the covenants and agreements to be performed or complied with by it prior to the Closing or (B) to Parent or the Partnership if, in the case of Parent, the Partnership or the General Partner, or, in the case of the Partnership, Parent, Holdings or Merger Sub, has filed (and is then pursuing) an action seeking specific performance as permitted by Section 9.9; or
(ii)if any Restraint having the effect set forth in Section 7.1(b) shall be in effect and shall have become final and nonappealable (whether before or after the Written Consent referred to in Section 7.1(a) shall have been obtained); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to Parent or the Partnership if such Restraint was due to the failure of, in the case of Parent, Parent, Holdings or Merger Sub, or, in the case of the Partnership, the Partnership or the General Partner, to perform any of its obligations under this Agreement in any material respect;
(c)by Parent if the Partnership or the General Partner shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Partnership or the General Partner set forth in this Agreement shall fail to be true), which breach or failure (i) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.2(a)(i) or Section 7.2(b) and (ii) is incapable of being cured, or is not cured, by the Partnership or the General Partner within 30 days following receipt of written notice from Parent of such breach or failure; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if Parent, Holdings or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or
(d)by the Partnership (which termination may be effected for the Partnership by the Conflicts Committee without the consent, authorization or approval of the GP Board) if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Parent set forth in this Agreement shall fail to be true), which breach or failure (i) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.3(a)(i) or Section 7.3(b) and (ii) is incapable of being cured, or is not cured, by Parent within 30 days following receipt of written notice from the Partnership of such breach or failure;

provided, that the Partnership shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if the Partnership or the General Partner is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.
Section 8.2Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions in the last sentence of Section 6.5, the provisions in Section 6.7, this Section 8.2, Section 8.3 and Article IX, all of which shall survive termination of this Agreement), and, except as otherwise provided in this Section 8.2, there shall be no liability on the part of any of Parent, Holdings, Merger Sub, the Partnership and the General Partner or their respective Representatives, directors, officers and Affiliates; provided, however, that no such termination shall relieve any party hereto from: (a) its obligation to pay the Parent Expense Reimbursement or the Partnership Expense Reimbursement, as applicable, if, as and when required pursuant to Section 8.3, or (b) any liability for intentional fraud or a Willful Breach of any covenant or other agreement contained in this Agreement. Notwithstanding the foregoing, in no event shall the General Partner or the Partnership have any liability for any matter set forth in the proviso of the preceding sentence for any action taken or omitted to be taken by the General Partner, the Partnership, any of their respective Subsidiaries or any of their respective Representatives at the direction of Parent or Holdings. For purposes of this Agreement, “Willful Breach” shall mean a material breach of this Agreement that is a consequence of a deliberate act or a deliberate failure to act by the breaching party with the knowledge that the taking of such act (or the failure to take such act) would (i) cause a material breach of this Agreement and (ii) prevent or materially delay the Closing.
Section 8.3Expenses.
(a)In the event of termination of this Agreement by Parent pursuant to Section 8.1(c) (Partnership or General Partner Uncured Breach), then the Partnership shall promptly, but in no event later than five Business Days after receipt of an invoice (with supporting documentation) therefor from Parent, pay Parent’s designee all of the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants) incurred by Parent and its Affiliates in connection with this Agreement and the transactions contemplated hereby up to a maximum amount of $5,000,000 (the “Parent Expense Reimbursement”).
(b)In the event of termination of this Agreement by the Partnership pursuant to Section 8.1(d) (Parent Uncured Breach), then Parent shall promptly, but in no event later than five Business Days after receipt of an invoice (with supporting documentation) therefor from the Partnership, pay the Partnership’s designee all of the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants) incurred by the Partnership and its Affiliates in connection with this Agreement and the transactions contemplated hereby up to a maximum amount of $5,000,000 (the “Partnership Expense Reimbursement”); provided, that the Partnership Expense Reimbursement shall not exceed the maximum amount, if any, that the Partnership reasonably determines can be paid to the Partnership without causing the Partnership to fail the gross income requirement in Section 7704(c)(2) of the Code, treating the Partnership Expense Reimbursement as non-qualifying income and after taking into consideration all other sources of non-qualifying income of the Partnership, unless the Partnership receives an opinion of counsel or a ruling from the Internal Revenue Service to the effect that the Partnership’s receipt of the Partnership Expense Reimbursement will either constitute qualifying income (as defined in Section 7704(d) of the Code) or be excluded from gross income for purposes of Section 7704 of the Code.

(c)Each of the parties hereto acknowledges that the Parent Expense Reimbursement and Partnership Expense Reimbursement are not intended to be a penalty, but rather are liquidated damages in a reasonable amount that will compensate the other party, as applicable, in the circumstances in which such amounts are due and payable and which do not involve intentional fraud or Willful Breach, for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. In no event shall a party be entitled to more than one payment of the Parent Expense Reimbursement and Partnership Expense Reimbursement, as applicable, in connection with a termination of this Agreement pursuant to which such amounts are payable.

ARTICLE IX

MISCELLANEOUS
Section 9.1No Survival, Etc. The representations, warranties and agreements in this Agreement (including, for the avoidance of doubt, any schedule, instrument or other document delivered pursuant to this Agreement) shall terminate at the Effective Time or, except as otherwise provided in Section 8.2 or Section 8.3, upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that the agreements set forth in Article I, Article II, Article III, Section 6.6, Section 6.7 and Article IX and any other agreement in this Agreement that contemplates performance after the Effective Time shall survive the Effective Time.
Section 9.2Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects by written agreement of the parties, by action taken or authorized by the Parent Board acting through its authorized delegates and the Conflicts Committee; provided, that there shall be no amendment or change to the provisions of this Agreement that by applicable Laws, the Partnership Agreement or stock exchange rule would require further approval by Limited Partners without obtaining the requisite approval of the Limited Partners.
Section 9.3GP Board Consent. Unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval, consent, waiver or agreement of the Partnership or the General Partner is required pursuant to this Agreement (including any determination to exercise or refrain from exercising any rights under Article VIII or to enforce the terms of this Agreement (including Section 9.9)), such determination, decision, approval, consent, waiver or agreement must be authorized in writing by the Conflicts Committee on behalf of the General Partner.
Section 9.4Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto, (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions or (d) make or grant any consent under this Agreement; provided, however, that the General Partner may not take or authorize any such action unless it has been approved in writing by the Conflicts Committee. Notwithstanding the foregoing, no failure or delay by the Partnership, Holdings, the General Partner, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
Section 9.5Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.5 shall be null, void and ineffective.
Section 9.6Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature. For the avoidance of doubt a party's execution and delivery of this Agreement by electronic signature and electronic transmission, including via DocuSign or other similar method, shall constitute the execution and delivery of a counterpart of this Agreement by or on behalf of such party and shall bind such party to the terms of this Agreement.
Section 9.7Entire Understanding; No Third-Party Beneficiaries. This Agreement, the Partnership Disclosure Schedule, the Parent Disclosure Schedule, the Support Agreement and any certificates delivered by any party pursuant to this agreement (a) constitute the entire agreement and understanding, and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and thereof and (b) shall not confer upon any Person other than the parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b) of this sentence, (i) the right of a holder of Public Common Units to receive the Merger Consideration (a claim by any holder of Public Common Units with respect to which may not be made unless and until the Closing shall have occurred), (ii) the right of a holder of a Partnership LTIP Award to receive the Merger Consideration (a claim by any holder of Partnership LTIP Award with respect to which may not be made unless and until the Closing shall have occurred) and (iii) the provisions of Section 6.6 and Section 9.12.
Section 9.8Governing Law; Jurisdiction; Waiver of Jury Trial.
(a)This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.
(b)Each of the parties hereto irrevocably agrees that any legal action or Proceeding with respect to this Agreement and the rights and obligations arising hereunder, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto consents to service being made through the notice procedures set forth in Section 9.10, irrevocably submits with regard to any such action or Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or Proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 9.8, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Laws, any claim that (A) the suit, action or Proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or Proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party hereto expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Law of the State of Delaware and of the United States of America; provided, however, that each such party’s consent to jurisdiction and service contained in this Section 9.8(b) is solely for the purpose referred to in this Section 9.8(b) and shall not be deemed to be a general submission to such courts or in the State of Delaware other than for such purpose.

(c)EACH PARTY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
Section 9.9Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 9.9 in the Delaware Court of Chancery or any other state or federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (a) either party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity (it being understood that nothing in this sentence shall prohibit the parties hereto from raising other defenses to a claim for specific performance or other equitable relief under this Agreement). Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.9, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
Section 9.10Notices. All notices and other communications hereunder must be in writing and will be deemed duly given if delivered personally or by email transmission, or mailed through a nationally recognized overnight courier, postage prepaid, to the parties at the following addresses (or at such other address for a party as specified by like notice, provided, however, that notices of a change of address will be effective only upon receipt thereof):
If to Parent, Holdings or Merger Sub, to:
BP p.l.c. c/o BP Pipelines (North America) Inc.
501 Westlake Park Blvd
Houston, TX 77079
Attention: Hiten Mehta, Project Manager – M&A
Email: Hiten.Mehta@bp.com
With copies to (which shall not constitute notice) to:
BP p.l.c. c/o BP Pipelines (North America) Inc.
501 Westlake Park Blvd
Houston, TX 77079
Attention: Yevgeniy Nikulin, Managing Counsel - M&A
Email: Eugene.Nikulin@bp.com

If to the Partnership or the General Partner, to:
BP Midstream Partners GP LLC
501 Westlake Park Boulevard
Houston, Texas 77079
Attention: Hans F. Boas, Chief Legal Counsel and Secretary

Email: Hans.Boas@bp.com
With copies to (which shall not constitute notice) to each of:
Gibson, Dunn & Crutcher LLP
811 Main Street, Suite 3000,
Houston, Texas 77002
Attention: Hillary H. Holmes; Tull Florey
E-mail: HHolmes@gibsondunn.com; TFlorey@gibsondunn.com

Notices will be deemed to have been received on the date of receipt if (a) delivered by hand or nationally recognized overnight courier service or (b) upon receipt of an appropriate confirmation by the recipient when so delivered by email (to such email specified or another email or emails as such person may subsequently designate by notice given hereunder only if followed by overnight or hand delivery).
Section 9.11Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Laws in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.
Section 9.12Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, equityholder, agent, attorney, financing source, Representative or Affiliate of any party hereto or of any of their respective Affiliates (unless such Affiliate is expressly a party to this Agreement) shall have any liability (whether in contract or in tort or otherwise) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated by this Agreement; provided, however, that nothing in this Section 9.12 shall limit any liability of the parties to this Agreement for breaches of the terms and conditions of this Agreement.
[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PARENT:

BP P.L.C.

By:	/s/ Murray Auchincloss
Name:	Murray Auchincloss
Title:	Chief Financial Officer

MERGER SUB:

BP MIDSTREAM RTMS LLC

By:	/s/ Hiten Mehta
Name:	Hiten Mehta
Title:	Authorized Person

HOLDINGS:

BP MIDSTREAM PARTNERS HOLDINGS LLC

By:	/s/ Hiten Mehta
Name:	Hiten Mehta
Title:	Authorized Person

Signature Page to Agreement and Plan of Merger

PARTNERSHIP:

BP MIDSTREAM PARTNERS LP

By: BP Midstream Partners GP LLC,
    its general partner

By:	/s/ Jack Collins
Name:	Jack Collins
Title:	Chief Financial Officer

GENERAL PARTNER:

BP MIDSTREAM PARTNERS GP LLC

By:	/s/ Jack Collins
Name:	Jack Collins
Title:	Chief Financial Officer
Signature Page to Agreement and Plan of Merger

EXHIBIT A

Support Agreement

[See attached.]